Exhibit 2.1

CONFIDENTIAL

BUSINESS COMBINATION AGREEMENT

by and among

INVESTCORP AI ACQUISITION CORP.,
as SPAC,

BLUE FINANCE TECHNOLOGY HOLDING LIMITED
as the Company,

OLIVER LARHOLT,

in the capacity as the Seller Representative,

BECKWELL ONE LIMITED,
as Irish Holdco,

and

EATON ONE LIMITED,
as the Merger Sub

Dated as of April 8, 2026

i

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF IRISH HOLDCO AND THE MERGER SUB		21

4.1.	Organization and Standing	21
4.2.	Authorization; Binding Agreement	21
4.3.	Governmental Approvals	22
4.4.	Non-Contravention	22
4.5.	Capitalization	22
4.6.	Ownership of Contribution Consideration Shares	22
4.7.	Irish Holdco and Merger Sub Activities	23
4.8.	Finders and Brokers	23
4.9.	Investment Company Act	23
4.10.	Information Supplied	23
4.11.	Independent Investigation	23
4.12.	No Other Representations	24

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		24

5.1.	Organization and Standing	24
5.2.	Authorization; Binding Agreement	25
5.3.	Capitalization	25
5.4.	Subsidiaries	26
5.5.	Governmental Approvals	26
5.6.	Non-Contravention	27
5.7.	Financial Statements	27
5.8.	Absence of Certain Changes	28
5.9.	Compliance with Laws	29
5.10.	Company Permits	29
5.11.	Litigation	29
5.12.	Material Contracts	29
5.13.	Intellectual Property	31
5.14.	Taxes and Returns	31
5.15.	Real Property	32
5.16.	Personal Property	32
5.17.	Title to and Sufficiency of Assets	32
5.18.	Employee Matters	33
5.19.	Benefit Plans	33
5.20.	Environmental Matters	33
5.21.	Transactions with Related Persons	34
5.22.	Business Insurance	34
5.23.	Certain Business Practices	34
5.24.	Investment Company Act	34
5.25.	Finders and Brokers	34
5.26.	Information Supplied	35
5.27.	Independent Investigation	35
5.28.	No Other Representations	35

ARTICLE VI. COVENANTS		36

6.1.	Access and Information	36
6.2.	Conduct of Business of the Company, Irish Holdco and the Merger Sub	36
6.3.	Conduct of Business of SPAC	39
6.4.	Company Financials; Annual and Interim Financial Statements	41
6.5.	SPAC Public Filings	42
6.6.	No Solicitation	42
6.7.	No Trading	43
6.8.	Notification of Certain Matters	43
6.9.	Efforts	43
6.10.	Further Assurances	45

6.11.	The Registration Statement	46
6.12.	Tax Matters	48
6.13.	Contribution Approvals	49
6.14.	Public Announcements	49
6.15.	Confidential Information	50
6.16.	Post-Closing Board of Directors and Executive Officers	51
6.17.	Indemnification of Directors and Officers; Tail Insurance	51
6.18.	Trust Account	52
6.19.	Employment Agreements	53
6.20.	Nasdaq Listing	53
6.21.	Irish Securities Law	53
6.22.	Irish Tax Matters	54
6.23.	Share Issuance to MFC Tech	55
6.24.	Share Issuance to HSC	55

ARTICLE VII. CLOSING CONDITIONS		56

7.1.	Conditions to Each Party’s Obligations	56
7.2.	Conditions to Obligations of the Company, Irish Holdco and the Merger Sub	58
7.3.	Conditions to Obligations of SPAC	59
7.4.	Frustration of Conditions	61

ARTICLE VIII. TERMINATION AND EXPENSES		61

8.1.	Termination	61
8.2.	Effect of Termination	62
8.3.	Fees and Expenses	63

ARTICLE IX. WAIVERS AND RELEASES		63

9.1.	Waiver of Claims Against Trust	63

ARTICLE X. MISCELLANEOUS		64

10.1.	Survival	64
10.2.	Non-Recourse	64
10.3.	Notices	65
10.4.	Binding Effect; Assignment	67
10.5.	Third Parties	67
10.6.	Arbitration	67
10.7.	Governing Law; Jurisdiction	68
10.8.	Waiver of Jury Trial	68
10.9.	Specific Performance	68
10.10.	Severability	69
10.11.	Amendment	69
10.12.	Waiver	69
10.13.	Entire Agreement	69
10.14.	Interpretation	69
10.15.	Counterparts	70
10.16.	Legal Representation	70
10.17.	Seller Representative	71

ARTICLE XI. DEFINITIONS		73

11.1.	Certain Definitions	73

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Voting Agreement	87

Exhibit B	Form of Lock-Up Agreement	99

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of April 8, 2026, by and among (i) Investcorp AI Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, “SPAC”), (ii) Blue Finance Technology Holding Limited, an Irish company limited by shares (together with its successors, the “Company”), (iii) Oliver Larholt, in the capacity as the representative from and after the Contribution for the Company Shareholders as of immediately prior to the Contribution (and their successors and assigns) in accordance with the terms and conditions of this Agreement and the Share Contribution Agreement (the “Seller Representative”), (iv) Beckwell One Limited, an Irish company limited by shares in the process of re-registration as a public limited company (together with its successors, “Irish Holdco”), and (v) Eaton One Limited, a Cayman Islands exempted company limited by shares (together with its successors, “Merger Sub”). As of the date hereof, each of SPAC, the Company, the Seller Representative, Irish Holdco, and Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company, directly and indirectly through its subsidiaries, is engaged in building and operating consumer and merchant-facing digital finance platforms, including My Finance Club, Ondal, and Fazaty, that provide personal finance tools, access to credit and installment financing, and embedded digital payments to help individuals and businesses manage money and transact online.

B. Irish Holdco is an Irish company limited by shares in the process of re-registration as a public limited company (“plc”) that is owned entirely by one or more directors or executive officers of the Company who are not U.S. citizens or residents.

C. Merger Sub is a Cayman Islands exempted company limited by shares that is wholly-owned by Irish Holdco.

D. The Parties desire and intend to effect a business combination transaction whereby (a) on the Closing Date, the Company Shareholders shall contribute their Company Ordinary Shares to Irish Holdco in exchange for Irish Holdco Ordinary Shares (as defined below) (the “Contribution”), and in connection therewith (i) the Company Ordinary Shares so contributed shall be transferred to Irish Holdco free and clear of all Liens (other than Liens imposed under the Company’s Organizational Documents and applicable securities Laws), and (ii) as a result of the Contribution, the Company shall become a wholly-owned subsidiary of Irish Holdco; and (b) after the consummation of the Contribution, Merger Sub shall, with effect from the SPAC Merger Effective Time, merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger” and, together with the Contribution, collectively with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), and in connection therewith each issued and outstanding security of SPAC immediately prior to the SPAC Merger Effective Time (as defined below) shall be exchanged for a substantially equivalent security of Irish Holdco (or the right to subscribe for an ordinary share in Irish Holdco) and following such exchange shall automatically be cancelled and shall no longer be outstanding and shall cease to exist; and (c) as a result of the Contribution and the SPAC Merger, each of the Company and SPAC shall become wholly-owned subsidiaries of Irish Holdco, and upon Closing Irish Holdco shall become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Islands Companies Act and other applicable Law.

E. On the date hereof, SPAC has received voting agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and certain Company Shareholders which, in the aggregate, represent approximately 80 % of the voting power of the issued and outstanding Company Securities as of the date of this Agreement.

F. The Company Security Holders that are now, or as of immediately prior to the Closing will be, officers or directors of the Company or holders of at least five percent (5%) of the Company’s issued and outstanding shares on a fully diluted basis (collectively, the “Locked-Up Company Security Holders”) have either contemporaneously with the execution and delivery of this Agreement entered into lock-up agreements with SPAC and Irish Holdco, in the form attached hereto as Exhibit B (the “Lock-Up Agreements”), which Lock-Up Agreements shall become effective as of the Closing, or will enter into such Lock-Up Agreements prior to the Closing.

G. Prior to the Closing, Irish Holdco, SPAC, and Company Shareholders that are expected to be officers, directors or Affiliates of Irish Holdco immediately after the Closing (the “RRA Company Security Holders”) shall enter into an Amended and Restated Registration Rights Agreement, in form and substance reasonably acceptable to SPAC and the Company (the “Amended Registration Rights Agreement”), which will amend and restate the Registration Rights Agreement, to, among other matters, have Irish Holdco assume the obligations of SPAC under the Registration Rights Agreement and to provide the Company Shareholders party thereto with registration rights thereunder covering, among other securities, the Irish Holdco Ordinary Shares to be issued to any officers, directors or other equity holders of the Company deemed “affiliates” under Rule 144 of the Securities Act immediately after the Closing, which Amended Registration Rights Agreement will become effective as of the Closing.

H. The boards of directors of Irish Holdco, Merger Sub, SPAC and the Company each have (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and shareholders or equity holders (as applicable), (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, and (c) determined to recommend to their respective shareholders the approval and adoption of this Agreement and the Transactions.

I. Certain capitalized terms used and not otherwise defined herein are defined in Article XI hereof.

J. Concurrently with the execution and delivery of this Agreement, and as a material inducement to the Parties to enter into this Agreement and consummate the Transactions contemplated hereby, Samara Special Opportunities, a Cayman Islands exempted company (“Sponsor”), is entering into a support agreement with SPAC, the Company, and Irish Holdco (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor has agreed to vote all of Sponsor’s shares in favor of the approval and adoption of this Agreement and the Transactions, including the SPAC Merger, the issuance of Irish Holdco Ordinary Shares in connection with the Transactions, and any other matters reasonably necessary for the consummation of the Transactions.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
CONTRIBUTION AND MERGER

1.1 Contribution. Prior to the SPAC Merger, and in advance of Irish Holdco becoming a Relevant Company, each Company Shareholder shall contribute to Irish Holdco all of such Company Shareholder’s Company Ordinary Shares (collectively, the “Contributed Shares”), free and clear of all Liens (other than Liens imposed under the Company’s Organizational Documents and applicable securities Laws) and together with all rights attaching to the Company Shares at the date of the Contribution, in exchange for the issuance and allotment by Irish Holdco to each such Company Shareholder of such Company Shareholder’s Pro Rata Share of the Upfront Consideration Shares (as defined herein) (the “Contribution”). As additional consideration for the Contributed Shares, each Company Shareholder shall have the contingent right to receive its Earnout Pro Rata Portion of any Earnout Shares after the Closing in accordance with Section 1.11. As a result of the Contribution, the Company shall become a wholly-owned subsidiary of Irish Holdco. Each Company Shareholder shall deliver to Irish Holdco, at or prior to the Contribution, such instruments of transfer, stock powers, or other documents as Irish Holdco may reasonably request to effect such transfer.

1.2 SPAC Merger. At the SPAC Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Act or by any other applicable Law, SPAC and Merger Sub shall consummate the SPAC Merger, pursuant to which Merger Sub shall be merged with and into SPAC, with SPAC being the surviving company, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving company in the SPAC Merger. SPAC, as the surviving company following the SPAC Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to SPAC for periods after the SPAC Merger Effective Time shall include the Surviving Company). As a result of the SPAC Merger, the Surviving Company will become a wholly-owned subsidiary of Irish Holdco.

1.3 Effective Times. Subject to the conditions of this Agreement, (a) the Contribution shall be consummated prior to the SPAC Merger, upon the delivery by each Company Shareholder of the applicable instruments of transfer and the issuance by Irish Holdco of the applicable Irish Holdco Ordinary Shares, and (b) the SPAC Merger shall become effective at the time the plan of merger (the “Plan of Merger”), together with such other documents as may be required in accordance with the applicable provisions of the Cayman Islands Companies Act and in form and substance reasonably acceptable to the Company and SPAC, is registered by the Registrar of Companies of the Cayman Islands (the “Cayman Islands Registrar”) in accordance with the applicable provisions of the Cayman Islands Companies Act (such date and time, the “SPAC Merger Effective Time”). The required filings relating to the SPAC Merger shall be filed with the Cayman Islands Registrar on the Closing Date following the Contribution, as evidenced by the issuance of the Certificate of Merger and the SPAC Merger shall be concluded on the Closing Date or as soon as possible thereafter upon the occurrence of the SPAC Merger Effective Time.

1.4 Effect of the SPAC Merger. At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Cayman Islands Companies Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of Merger Sub shall vest in the Surviving Company, and all contracts, obligations, claims, debts and liabilities of Merger Sub shall become the contracts, obligations, claims, debts and liabilities of the Surviving Company, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the SPAC Merger Effective Time, and the Surviving Company shall continue its existence as a direct, wholly-owned subsidiary of Irish Holdco.

1.5 Organizational Documents of Surviving Company. At the SPAC Merger Effective Time, the memorandum and articles of association of Merger Sub shall become the memorandum and articles of association of the Surviving Company, until thereafter amended as provided by applicable Law.

1.6 Directors and Officers of the Surviving Company. At the SPAC Merger Effective Time, the board of directors and executive management of the Surviving Company shall consist of three (3) individuals, each of whom shall be designated by the board of directors of Irish Holdco, each to hold office in accordance with the Organizational Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7 Amended Irish Holdco Organizational Documents. Prior to Closing, Irish Holdco shall amend and restate its Organizational Documents to permit consummation of the Transactions (the “Amended Irish Holdco Organizational Documents”).

1.8 Effect of SPAC Merger on Outstanding Securities of SPAC and Merger Sub. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) SPAC Units. Each SPAC Unit issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (½) of a SPAC Public Warrant in accordance with the terms of the SPAC Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 1.8 below.

(b) SPAC Ordinary Shares. Each SPAC Class B Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into one (1) SPAC Class A Ordinary Share, and, after giving effect to such conversion of the SPAC Class B Ordinary Shares, each SPAC Class A Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time (other than those described in Section 1.8(c) below) shall automatically be cancelled in exchange for one (1) validly issued, fully paid and non-assessable Irish Holdco Ordinary Share (or for the right to receive one (1) validly issued, fully paid and non-assessable Irish Holdco Ordinary Share), following which all such SPAC Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing SPAC Ordinary Shares issued and outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such shares except as provided herein or by Law. As a result of the transactions contemplated by this Section 1.8(b) and Section 1.8(e) below, Irish Holdco shall become the sole shareholder of the Surviving Company.

(c) Treasury Shares. If there are any shares of SPAC that are owned by SPAC as treasury shares immediately prior to the SPAC Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) SPAC Warrants. Each (i) SPAC Public Warrant outstanding immediately prior to the SPAC Merger Effective Time shall be converted into the right to receive (or automatically adjusted to become) one Irish Holdco Public Warrant and (ii) each SPAC Private Warrant outstanding immediately prior to the SPAC Merger Effective Time shall be converted into the right to receive (or automatically adjusted to become) one Irish Holdco Private Warrant, and all SPAC Warrants shall thereupon cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Irish Holdco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the Irish Holdco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Private Warrants, except (A) that each such warrant will be exercisable (or will become exercisable in accordance with its terms) for whole Irish Holdco Ordinary Shares in lieu of SPAC Class A Ordinary Shares, and (B) as varied in compliance with certain mandatory requirements of Irish law. At or prior to the SPAC Merger Effective Time, Irish Holdco shall take all corporate action necessary to ensure that its authorized share capital is sufficient to permit the issuance of Irish Holdco Shares upon the exercise of all outstanding Irish Holdco Warrants and shall maintain sufficient authorized share capital for so long as any of the Irish Holdco Warrants remain outstanding.

(e) Merger Sub Shares. All of the shares of Merger Sub issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into an equal number of shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Surviving Company.

(f) Transfers of Ownership. If any certificate representing securities of SPAC is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to SPAC or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of SPAC in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Irish Holdco or any agent designated by it that such tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Surviving Company, Irish Holdco or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Surrender of SPAC Certificates. Securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the Irish Holdco Securities so issued in exchange.

(i) Lost, Stolen or Destroyed SPAC Certificates. In the event any certificates shall have been lost, stolen or destroyed, Irish Holdco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 1.8; provided, however, that Irish Holdco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Irish Holdco and the Surviving Company, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Company or Irish Holdco, with respect to the certificates alleged to have been lost, stolen or destroyed.

1.9 Contribution Consideration for Company Shareholders. The consideration to be paid to Company Shareholders pursuant to the Contribution shall be 21,985,971 Irish Holdco Ordinary Shares (the “Upfront Consideration Shares”), each valued at Ten U.S. Dollars ($10.00) per share (the “Deemed Price”). The Upfront Consideration Shares shall be allocated pro ratably among the Company Shareholders as set forth in this Agreement and the Share Contribution Agreement. Subject always to the provisions of Section 1.11(b)), as additional consideration for the transfer to Irish Holdco of the Contributed Shares, the Company Shareholders shall have the contingent right to receive up to 5,496,493 Irish Holdco Ordinary Shares (collectively) as earnout consideration in accordance with Section 1.11 (the “Company Earnout Shares”).

1.10 HSC and MFC Tech Considerations. In accordance with Section 6.24 and pursuant to the HSC Agreement, and in consideration of the cash investment made by HSC in the Company and such other consideration as may be detailed in the HSC Agreement, HSC has the right to subscribe for 814,029 Irish Holdco Ordinary Shares; furthermore, and subject always to the provisions of Section 1.11(b)), HSC shall have the contingent right to receive up to 203,507 Irish Holdco Ordinary Shares (collectively) as additional earnout consideration in accordance with Section 1.11 (the “HSC Earnout Shares”). Furthermore, in accordance with Section 6.25 and pursuant to the MFC Tech Agreement, and in consideration of the cash investment made by MFC Tech in the Company and such other consideration as may be detailed in the MFC Tech Agreement, MFC Tech has the right to subscribe for 1,200,000 Irish Holdco Ordinary Shares; furthermore, and subject always to the provisions of Section 1.11(b)), MFC Tech shall have the contingent right to receive up to 300,000 Irish Holdco Ordinary Shares (collectively) as additional earnout consideration in accordance with Section 1.11 (the “MFC Tech Earnout Shares” together with HSC Earnout Shares and Company Earnout Shares, “Earnout Shares”) such that the total number of Irish Holdco Shares that may be issued to the Company Shareholders, HSC and MFC Tech (collectively) pursuant to this Section 1.10, Section 9, Section 6.23, Section 6.24, the HSC Agreement and MFC Tech Agreement is 30,000,000 Irish Holdco Ordinary Shares

1.11 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein and in the Share Contribution Agreement and HSC Agreement, the Earnout Recipients shall have the contingent right to receive the Earnout Shares issuable in two tranches upon the achievement of the following milestones during the five (5) year period after the Closing (the “Earnout Period”). The Earnout Recipients shall be entitled to receive their pro-rata portion of the Earnout Shares (and their right to receive such Earnout Shares shall vest and become due and issuable) upon the first occurrence of the achievement of the applicable milestones set forth below during the Earnout Period (each, a “Triggering Event”): 3,000,000 Earnout Shares upon the VWAP of Irish Holdco Ordinary Shares being at or above $15.00 per share for at least ten (10) Trading Days within any thirty (30) consecutive Trading Day period (“Share Price Milestone”); and 3,000,000 Earnout Shares upon Irish Holdco achieving a market capitalization of $1,000,000,000 (calculated based on the VWAP of Irish Holdco Ordinary Shares and the fully diluted outstanding Irish Holdco Ordinary Shares) for at least ten (10) Trading Days within any thirty (30) consecutive Trading Day period (“Market Cap Milestone” and together with the Share Price Milestone, the “Earnout Milestone”).

(b) The Parties acknowledge and agree that Irish Holdco will be a Relevant Company at the time of the allotment of any Earnout Shares and that any allotment of Earnout Shares must be carried out in compliance with the Irish Takeover Rules. The Parties hereto agree to act in good faith to take such actions that the Company or Irish Holdco consider necessary to mitigate the risk that the allotment of the Earnout Shares triggers a mandatory offer under the Irish Takeover Rules (while maintaining the same economic balance between the Parties), including but not limited to an amendment of this Agreement to implement changes to the earnout structure.

(c) Upon the initial achievement of an Earnout Milestone, the right to receive the applicable Earnout Shares shall be deemed conclusively achieved and shall not be capable of being re-triggered, regardless of any subsequent fluctuation in share price, market capitalization or other event. The share price threshold set forth above is referred to herein as the “Share Price Target”, and such Share Price Target shall be subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing. In the event that during the Earnout Period Irish Holdco is subject to a Change of Control at an express or implied price per share in the applicable transaction (taking into account any issuance of Earnout Shares pursuant to this Section 1.11 in connection therewith) (the “Change of Control Price”) that is equal to or greater than the Share Price Target and/or the Change of Control Price is equal to or more than $1,000,000,000, then, subject to the terms and conditions of this Agreement, the Triggering Event(s) shall be considered to have occurred pursuant to Section 1.11.

(d) During the Earnout Period, Irish Holdco’s Chief Financial Officer (the “CFO”) shall monitor the Trading Price on each Trading Day and market capitalization, and shall, as promptly as practicable (and in any event within five (5) Business Days) after becoming aware that an Earnout Milestone has been achieved, prepare and deliver to the Seller Representative and SPAC a written statement (each, a “Triggered Earnout Statement”) that sets forth the CFO’s determination that a Triggering Event has occurred and the basis for such determination, including which Earnout Milestone(s) have been achieved and the relevant Trading Prices for the Trading Days and market capitalization during the applicable period. As soon as practicable (and in any event within five (5) Business Days) after the end of each calendar month during the Earnout Period, the CFO will also prepare and deliver to the Seller Representative and SPAC a written statement (each, a “Monthly Earnout Statement”) that sets forth the CFO’s determination of (i) the Trading Price on each Trading Day for such month and the preceding month and (ii) whether an Earnout Milestone has been met and a Triggering Event has occurred during those months. In addition, as soon as practicable, and in any event within five (5) Business Days after a Change of Control of Irish Holdco, the CFO will send a written statement (a “Change of Control Earnout Statement” and, together with the Triggered Earnout Statements and the Monthly Earnout Statements, the “Earnout Statements”) to the Seller Representative and SPAC indicating that a Change of Control has occurred, along with the details of such Change of Control, including the applicable Change of Control Price for the Change of Control, and indicating whether a Triggering Event(s) has occurred as a result of such Change of Control. Notwithstanding the foregoing, neither any failure by the CFO to prepare or provide any Earnout Statement referenced in this Section 1.11(d), nor any error contained within an Earnout Statement, shall in any way prejudice whether a Triggering Event has occurred or whether any Earnout Shares are issuable by Irish Holdco.

(e) Each of the Seller Representative and SPAC will have ten (10) Business Days after its receipt of an Earnout Statement to review it. The Seller Representative and SPAC, and their respective Representatives on their behalf, may make inquiries of the CFO and related personnel and advisors of Irish Holdco, the Target Companies and their respective Subsidiaries regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and Irish Holdco, the Target Companies and their respective Subsidiaries shall provide reasonable cooperation in connection therewith. If either the Seller Representative or SPAC has any objections to an Earnout Statement, such party shall deliver to Irish Holdco (to the attention of the CFO) and the other party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a party within ten (10) Business Days following the date of delivery of the applicable Earnout Statement, then such party will have waived its right to contest such Earnout Statement and the calculation of the Trading Price or market capitalization during the applicable portion of the Earnout Period, the potential achievement of the Share Price Milestone or the Market Cap Milestone during the applicable portion of the Earnout Period, or the Change of Control Price in the event of a Change of Control (and whether a Change of Control has occurred), as applicable, and the determination of whether a Triggering Event has occurred, in each case, as set forth therein. If such written statement is delivered by a party within such ten (10) Business Day period, then the Seller Representative and SPAC shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and SPAC do not reach a final resolution within such twenty (20) day period, then, upon the written request of either party, the Seller Representative and SPAC will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in Section 1.11(f).

(f) If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.101 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.11(f). Each of the Seller Representative and SPAC agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other out-of-pocket costs and expenses incurred by a party in connection with resolving any dispute hereunder before the Independent Expert, will be borne by Irish Holdco. The Independent Expert will determine only those issues still in dispute with respect to such Earnout Statement as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Seller Representative and SPAC to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and SPAC will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each of the Seller Representative and SPAC will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.101. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and SPAC will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Seller Representative and SPAC and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

If there is a final determination in accordance with this Section 1.11 that the Earnout Recipients are entitled to receive the Earnout Shares for there being a Triggering Event (or deemed waiver of objection), Irish Holdco shall as promptly as reasonably practicable (but in any event, within ten (10) Business Days) shall issue and allot or cause to be issued and allotted to each applicable Earnout Recipient its/his Earnout Pro Rata Portion of such Earnout Shares.

Following the Closing (including during the Earnout Period), Irish Holdco and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon their respective business requirements. Each of Irish Holdco and its Subsidiaries, including the Target Companies, will be permitted, following the Closing (including during the Earnout Period), to make changes at their sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their business, including actions that may have an impact on the Trading Price, the occurrence of a Change of Control and any related Change of Control Price and ability to earn the Earnout Shares, and the Earnout Recipients will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, following the Closing, Irish Holdco shall not, and shall cause its Subsidiaries, including the Target Companies, to not, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestones.

Any issuance of Earnout Shares shall be treated as an adjustment to the consideration paid in respect of the Contribution.

1.12 Contribution Procedures and Disbursement of Contribution Consideration.

(a) Upon the terms and subject to the conditions set forth in a share contribution agreement to be entered into by and between each Company Shareholder and Irish Holdco, substantially in the form to be mutually agreed by the Company and SPAC (the “Share Contribution Agreement”), prior to the Closing Date, each Company Shareholder shall contribute to Irish Holdco such Company Shareholder’s Company Ordinary Shares in exchange for the issuance by Irish Holdco of such Company Shareholder’s Pro Rata Share of the Upfront Consideration Shares, together with all rights attaching thereto (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Contributed Shares). The Company Shareholders shall, as additional consideration for the transfer of the Company Ordinary Shares to Irish Holdco, have the contingent right to receive its Earnout Pro Rata Portion of any Earnout Shares in accordance with Section 1.11.

(b) The Contributed Shares shall not be transferred by virtue of this Agreement but will be transferred to Irish Holdco with effect “in rem” subject to the issuance by Irish Holdco of the Upfront Consideration Shares to the Company Shareholder pursuant to the terms of the Share Contribution Agreement. Each Company Shareholder shall transfer to Irish Holdco, and Irish Holdco shall accept from each such Company Shareholder, such Company Shareholder’s portion of the Contributed Shares by means of executing and delivering the Share Contribution Agreement (together with any required instruments of transfer), and Irish Holdco shall issue and allot to each such Company Shareholder such Company Shareholder’s Pro Rata Share of the Upfront Consideration Shares. Each Company Shareholder shall as additional consideration for the Contribution have the contingent right to receive Earnout Shares in accordance with Section 1.11. Each Company Shareholder shall deliver to Irish Holdco, at or prior to the Contribution, such instruments of transfer, stock powers, or other documents as Irish Holdco may reasonably request to effect such transfer. Upon transfer to Irish Holdco of the Contributed Shares and upon issuance of the Upfront Consideration Shares to the Company Shareholders, good and valid title to the Contributed Shares will pass to Irish Holdco, free and clear of all Liens (other than Liens imposed under the Company’s Organizational Documents and applicable securities Laws).

(c) Subject to the condition subsequent of the termination of this Agreement (in which case the waiver contemplated by this Section 1.12(c) shall be deemed not to have been made), each Company Shareholder hereby irrevocably waives any and all rights under or in connection with the Company’s Organizational Documents which will be triggered as a consequence of the execution of this Agreement, the Share Contribution Agreement or the consummation of the Transactions contemplated hereby and thereby, including, without limitation, rights of first refusal and pre-emption rights. Such waiver (as limited above) shall be repeated in the Share Contribution Agreement.

(d) At or prior to the Contribution, the sole shareholder of Irish Holdco shall adopt resolutions, in a form reasonably acceptable to the Parties, regarding any increase in the authorized share capital of Irish Holdco required for the allotment and issuance of Irish Holdco Ordinary Shares as Contribution Consideration and required in connection with the SPAC Merger.

(e) After the Contribution, there shall be no further registration of transfers of Company Ordinary Shares on the books of the Company. Following delivery of the Share Contribution Agreement and applicable instruments of transfer, each Company Shareholder shall instruct the Company to update its register of members (or comparable share register) to reflect the transfer of the Contributed Shares to Irish Holdco.

(f) Prior to the Contribution, each holder of a Company Convertible Security shall convert such Company Convertible Security into Company Ordinary Shares in accordance with its terms.

(g) Notwithstanding anything to the contrary contained in this Agreement, no fraction of an Irish Holdco Ordinary Share will be issued by virtue of the Contribution or the other Transactions, and each Person who would otherwise be entitled to a fraction of an Irish Holdco Ordinary Share (after aggregating all fractional Irish Holdco Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Irish Holdco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Irish Holdco Ordinary Share. Any entitlement to a fractional Irish Holdco Ordinary Share shall be deemed to have been rounded down and waived.

1.13 U.S. Federal Income Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, the SPAC Merger and the Contribution, taken together with other relevant transactions, are intended to (a) be undertaken as part of a prearranged, integrated plan and (b) qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”). Each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to cause the Transactions to so qualify.

1.14 Irish Tax Matters.

Irish Capital Gains Tax. The Parties intend that any gain arising to the shareholders of the Company on the exchange of their Company Ordinary Shares for Irish Holdco Ordinary Shares pursuant to this Agreement shall, to the extent that such shareholders are subject to Irish capital gains tax (“Irish CGT”), be eligible for relief from Irish capital gains tax under Section 586 TCA.

It is intended that such shareholders can avail of relief from Irish CGT under Section 586 TCA to the extent that;

the transaction constitutes a bona fide share for share exchange;

Irish Holdco, as a consequence of the share for share exchange, will acquire all of the issued share capital in, and wholly own, the Company, and the consideration for the acquisition of the Company Shares consists wholly of the issue of new Irish Holdco Ordinary Shares to the shareholders of the Company.

To the extent that the Company shareholders are neither resident nor ordinarily resident in Ireland for Tax purposes, such share exchange shall not result in a chargeable gain for Irish CGT purposes in accordance with Section 29 TCA on the basis that the Company Shares do not derive the greater part of their value from the following certain “Irish Specified Asset” classes:

land in Ireland;

minerals in Ireland, or any rights, interests or other assets related to mining, minerals or the searching for minerals;

assets situated in Ireland which, at the time the gain accrues (or earlier), were used in or for the purposes of a trade carried on in the State through a branch or agency, or were used, held or acquired for use by or for the purposes of that branch or agency; and

in certain cases, exploration or exploitation rights relating to Ireland’s designated maritime area, and shares deriving their value from such rights.

At the SPAC Merger Effective Date, pursuant to which Merger Sub shall be merged with and into SPAC, by operation of Cayman Islands law, with SPAC surviving as a wholly owned subsidiary of Irish Holdco, no Irish CGT should arise for the shareholders to the extent the relevant shares do not derive the greater part of their value from Irish Specified Asset classes and Merger Sub does not hold an Irish situs assets.

Each Party shall use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement so qualify for relief from any Irish CGT arising (if any).

Irish Stamp Duty. It is intended that no Irish stamp duty will arise on the Contribution or the Merger, to the extent that the two distinct steps each qualify for relief under Section 80 SDCA as follows;

The Parties intend that no Irish stamp duty should arise on the issuance of Irish Holdco Ordinary Shares to the Company’s shareholders in consideration for the transfer of their Company Shares to Irish Holdco pursuant to this Agreement, to the extent that:

the transaction forms part of a bona fide scheme of reconstruction or amalgamation;

Irish Holdco, a newly incorporated Irish company with limited liability, acquires not less than 90% of the issued share capital of the Company as a result of the transaction; and

not less than 90% of the consideration for the acquisition consists of the issue of new ordinary shares in Irish Holdco to the shareholders of the Company.

Relief under Section 80 SDCA relief is subject to clawback if Irish Holdco ceases to be the beneficial owner of the acquired shares in the Company within two years of acquisition (other than as part of a further reconstruction, amalgamation, liquidation or merger).

At the SPAC Merger Effective Date, the Parties intend that no Irish stamp duty should arise on Merger Sub merging with and into SPAC by operation of Cayman Islands law, with SPAC surviving as a wholly owned subsidiary of Irish Holdco, in exchange for the issuance of new ordinary shares in Irish Holdco to the shareholders of SPAC, to the extent that:

the arrangement forms part of a bona fide scheme of reconstruction or amalgamation;

Irish Holdco, a newly incorporated Irish company with limited liability, acquires not less than 90% of the issued share capital of SPAC as a result of the transaction; and

not less than 90% of the consideration consists of the issue of new ordinary shares in Irish Holdco to the shareholders of SPAC.

Section 80 SDCA relief subject to clawback if Irish Holdco disposes of the SPAC shares within two years of acquisition (other than via a further reconstruction, amalgamation, merger or liquidation).

The Parties shall use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement are effected in a manner that is eligible for relief from Irish stamp duty.

1.15 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Company or Irish Holdco, as applicable, with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Merger Sub, the then current officers and directors of SPAC, the Company, Irish Holdco and the Merger Sub shall be fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (other than the SPAC Merger which shall be concluded upon the occurrence of the SPAC Merger Effective Time as envisaged by Section 1.3) (the “Closing”) shall take place remotely via the electronic exchange of signatures, on the second (2nd) Business Day after all of the Closing conditions set forth in this Agreement have been satisfied or waived, at 10:00 a.m. New York time, or at such other date, time or place as SPAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

2.2 Pre-Closing Actions. Prior to the Contribution:

(a) The shareholders of Irish Holdco shall adopt resolutions, in a form reasonably acceptable to the Parties, regarding the amendments to the Organizational Documents of Irish Holdco in the form of the Amended Irish Holdco Organizational Documents, including any capital increase required for the issuance of Irish Holdco Ordinary Shares as Contribution Consideration in the Contribution and as may be required to be issued in connection with the SPAC Merger (and such other corporate governance matters of Irish Holdco as the Parties may mutually agree (including authorizations to the Irish Holdco Board to issue or grant rights to subscribe for Irish Holdco Ordinary Shares and to exclude pre-emptive rights relating thereto for the five (5)-year period after the SPAC Merger));

(b) Each Company Shareholder shall transfer to Irish Holdco, and Irish Holdco shall accept from each such Company Shareholder, such Company Shareholder’s Contributed Shares, and Irish Holdco shall issue to each such Company Shareholder such Company Shareholder’s Pro Rata Share of the Upfront Consideration Shares, in accordance with Article I and the applicable instruments of transfer.

2.3 Closing Order. At the Closing, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) SPAC shall pay or cause to be paid the amounts payable on account of the redemption of SPAC Class A Ordinary Shares to former SPAC Shareholders pursuant to their exercise of redemption rights.

(b) The Plan of Merger and all other ancillary documents required in connection with the SPAC Merger shall be filed with the Cayman Islands Registrar in accordance with the relevant provisions of the Cayman Islands Companies Act. The Parties acknowledge that the effectiveness of the SPAC Merger is subject to registration by the Cayman Islands Registrar and may occur on the Closing Date or on a subsequent date. The Parties further acknowledge and agree that the failure of the SPAC Merger to become effective on the Closing Date solely due to delays in registration by the Cayman Islands Registrar shall not constitute a failure of Closing or a breach of this Agreement.

(c) Without prejudice to the generality of Section 6.10, if the SPAC Merger Effective Time has not occurred within three (3) Business Days following the Closing Date, the Parties shall cooperate in good faith to take such actions as are necessary to effect the SPAC Merger as promptly as practicable.

Article III
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company and Irish Holdco on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, SPAC represents and warrants to the Company and Irish Holdco, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. SPAC is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of SPAC and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, restructuring, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the transactions contemplated hereby and thereby, and the compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

3.5 Capitalization.

(a) The authorized share capital of SPAC is 500,000,000, divided into 479,000,000 SPAC Class A Ordinary Shares, 20,000,000 SPAC Class B Ordinary Shares, and 1,000,000 SPAC Preference Shares. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Companies Act, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities have been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, SPAC does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 3.5(a) or Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than any redemption of Public Shareholders conducted in connection with an Extension (an “Extension Redemption”) or the Closing Redemption (any of an Extension Redemption or a Closing Redemption, a “Redemption”), or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC.

(c) All Indebtedness of SPAC as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of SPAC contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by SPAC, (iii) the ability of SPAC to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions (other than becoming due and payable upon the Closing).

(d) Since the date of formation of SPAC, and except as contemplated by this Agreement or for redemptions of its Public Shares conducted in connection with an Extension, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and SPAC Financials.

(a) SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (other than filings that will be made during the SEC Filing Cure Period, as defined below), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. For purposes of this Agreement, the “SEC Filing Cure Period” means the period commencing on the date of this Agreement and ending on the date that is ninety (90) days following the date of this Agreement, during which SPAC shall file all requisite filings with the SEC that are outstanding as of the date of this Agreement, including without limitation any quarterly reports on Form 10-Q and any reports on Form 3 or Form 4 required under Section 16 of the Exchange Act. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following, to the extent appliable: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are referred to herein collectively as the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the SPAC Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants are eligible for quotation on any of the OTC Markets and (B) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend or prohibit the quoting of such SPAC Securities on any of the OTC Markets.

(b) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s last annual report on Form 10-K.

(d) Except as disclosed in the SEC Reports, the SPAC has no material liabilities or obligations (whether absolute, accrued, contingent or otherwise) other than as set forth in Schedule 3.6(d) hereto.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, SPAC has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since January 1, 2025, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened Action to which SPAC is subject which would reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

3.10 Taxes and Returns.

(a) SPAC has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where SPAC files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) No claim in relation to Tax has been made in the preceding three (3) years against SPAC by a Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) SPAC is not and has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(e) SPAC has not requested any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, which such request is currently outstanding.

(f) SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. Tax Law.

(g) During the two (2) year period ending on the date of this Agreement, SPAC was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(h) SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Documents that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, there are no facts or circumstances that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

3.11 Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC to engage in business as currently conducted by it or to compete with any other Person or to consummate the Transactions (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding shares as of the date hereof.

3.15 Investment Company Act. As of the date of this Agreement, SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.16 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Irish Holdco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SPAC.

3.17 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.18 Insurance. Schedule 3.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

3.19 Information Supplied. None of the information supplied or to be supplied by the SPAC expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the SPAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, Irish Holdco or any of their respective Affiliates.

3.20 Trust Account. As of the date hereof, there is at least $486,611.02 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the SPAC and, to the Knowledge of the SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of the SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by the SPAC to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. As of the date hereof, the SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC (subject to any Redemptions) on the Closing Date. There are no Actions pending with respect to the Trust Account. The SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. As of the SPAC Merger Effective Time, the obligations of the SPAC to dissolve or liquidate pursuant to the SPAC’s Organizational Documents shall terminate and the SPAC shall have no obligation whatsoever pursuant to the SPAC’s Organizational Documents to dissolve and liquidate the assets of the SPAC by reason of the consummation of the transactions contemplated herein. Following the Closing, no shareholder of the SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its SPAC Class A Ordinary Shares for redemption pursuant to any Redemption in compliance with the SPAC’s Organizational Documents.

3.21 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) and assets of the Target Companies, Irish Holdco and the Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Irish Holdco and the Merger Sub for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Irish Holdco set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company, Irish Holdco or the Merger Sub for the Registration Statement; and (b) none of the Company, Irish Holdco, the Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies, Irish Holdco or the Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto.

3.22 No Other Representations. Except for the representations and warranties expressly made by the SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to the SPAC or its business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by the SPAC or any of its Representatives. Except for the representations and warranties expressly made by the SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or in an Ancillary Document, the SPAC hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Target Companies, Irish Holdco or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Target Companies, Irish Holdco or any of their respective Representatives by any Representative of the SPAC), including any representations or warranties regarding the probable success or profitability of the businesses of the SPAC.

Article IV

REPRESENTATIONS AND WARRANTIES OF IRISH HOLDCO AND THE MERGER SUB

Each of Irish Holdco and the Merger Sub represent and warrant to the SPAC and the Company, as of the Closing, as follows:

4.1 Organization and Standing. Irish Holdco is duly formed as an Irish private company limited by shares (in the process of re-registration as a plc), duly incorporated and validly existing under the Laws of the Republic of Ireland. Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Irish Holdco has all requisite corporate power and authority to carry on its business as now being conducted. Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As and from the date of re-registration as a plc and of receipt by Irish Holdco of the A4 Certificate, Irish Holdco shall be duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Irish Holdco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Irish Holdco and Merger Sub, each as currently in effect. Neither Irish Holdco nor any of the Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Irish Holdco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, and, subject to re-registration as a plc, adoption of the Amended Irish Holdco Organizational Documents, the re-registration as a plc and, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. As of Closing the execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby will have been duly and validly authorized by the board of directors and (to the extent required by law) the shareholders of Irish Holdco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the re-registration as a plc, obtaining of the A4 Certificate and adoption of the Amended Irish Holdco Organizational Documents), on the part of Irish Holdco or Merger Sub and are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Irish Holdco or the Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Irish Holdco or the Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, including those with the Companies Registrar and the Amended Irish Holdco Organizational Documents and the obtaining of the certificate of merger from the Cayman Islands Registrar in respect of the SPAC Merger which the Parties acknowledge may be obtained post-closing as envisaged by Section 1.3, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Irish Holdco or the Merger Sub to consummate on a timely basis the Transactions, and (f) from Irish Holdco becoming a Relevant Company, applicable requirements of the Irish Takeover Act, and the rules and regulations thereunder.

4.4 Non-Contravention. The execution and delivery by Irish Holdco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the re-registration of Irish Holdco as a plc, filing adoption of the Amended Irish Holdco Organizational Documents and obtaining of the A4 Certificate, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a material impact on the ability of Irish Holdco or Merger Sub to consummate on a timely basis the Transactions.

4.5 Capitalization. As of the date of this Agreement, (i) 100 Irish Holdco Ordinary Shares are issued and outstanding, all of which are owned by Oliver Larholt, and (ii) Merger Sub is authorized to issue 20,000 ordinary shares, no par value, of which 20,000 shares are issued and outstanding, and all of which are owned by Irish Holdco. Other than the Merger Sub, Irish Holdco does not have any Subsidiaries or own any equity interests in any other Person as of the date of this Agreement. Upon Closing, Irish Holdco will qualify as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

4.6 Ownership of Contribution Consideration Shares. All Irish Holdco Ordinary Shares to be issued and allotted to the Company Shareholders as Contribution Consideration in accordance with Article I shall be, upon issuance and allotment of such shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by any Company Shareholder, and the issuance and allotment of such Irish Holdco Ordinary Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal. The Company Shareholders hereby agree to waive any such preemptive rights or rights of first refusal.

4.7 Irish Holdco and Merger Sub Activities. Since their formation, Irish Holdco and the Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Irish Holdco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Irish Holdco and the Merger Sub are not party to or bound by any Contract.

4.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Irish Holdco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Irish Holdco or the Merger Sub.

4.9 Investment Company Act. As of the date of this Agreement, Irish Holdco is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of an “investment company”, in each case within the meanings of the Investment Company Act.

4.10 Information Supplied. None of the information supplied or to be supplied by Irish Holdco or the Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Irish Holdco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Irish Holdco or the Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Irish Holdco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Target Companies or any of their respective Affiliates.

4.11 Independent Investigation. Each of Irish Holdco and the Merger Sub have conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and SPAC for such purpose. Each of Irish Holdco and each of the Merger Sub acknowledge and agree that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Irish Holdco or the Merger Sub pursuant hereto, and the information provided by or on behalf of the Company or SPAC for the Registration Statement; and (b) none of the Company, SPAC or their respective Representatives have made any representation or warranty as to the Target Companies, SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) or in any certificate delivered to Irish Holdco or the Merger Sub pursuant hereto.

4.12 No Other Representations. Except for the representations and warranties expressly made by Irish Holdco in this Article IV or as expressly set forth in an Ancillary Document, neither Irish Holdco nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of Irish Holdco or the Merger Sub or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and Irish Holdco and the Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by Irish Holdco, the Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by Irish Holdco in this Article IV or in an Ancillary Document, Irish Holdco hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the SPAC, the Target Companies or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the SPAC, the Target Companies or any of their respective Representatives by any Representative of Irish Holdco or the Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of Irish Holdco or the Merger Sub.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC and Irish Holdco, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. The Company is a corporation duly formed and validly existing under the Irish Companies Law. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing (if the concept of good standing is recognized under its jurisdiction of organization) under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Schedule 5.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to SPAC accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Company Shareholder Approval (if required by Irish law). The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been or will be duly and validly authorized by the board of directors of the Company in accordance with the Company’s Organizational Documents, the Irish Companies Law, any other applicable Law and any Contract to which the Company is party or bound and (b) other than the Company Shareholder Approval and any further authorization by the Company’s board of directors, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Transactions contemplated are advisable, fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement and (subject to such further board or shareholder approvals as may be required) the Transactions in accordance with the Irish Companies Law. The Voting Agreements delivered by the Company include holders of Company Ordinary Shares representing in the aggregate, at least 80% of the voting power of the issued and outstanding Company Securities as of the date of this Agreement, and such Voting Agreements are in full force and effect.

5.3 Capitalization.

(a) As of the date of this Agreement, the Company is authorized to issue Company Ordinary Shares and Company Preference Shares. The issued and outstanding share capital of the Company as of the date hereof consists of 790 Company Ordinary Shares, and there are no other issued or outstanding equity interests of the Company. Prior to giving effect to the Transactions, all of the issued and outstanding Company Ordinary Shares and other equity interests of the Company, including the number and class or series (as applicable) of shares, are set forth on Schedule 5.3(a), along with the beneficial and record owners thereof, all of which Company Ordinary Shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents and applicable securities Laws. All of the outstanding Company Ordinary Shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Irish Companies Law, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) Except as described in Sections 5.3(a) or as set forth on Schedule 5.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of their respective shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 5.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as expressly provided pursuant to the terms of this Agreement, as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials or as set forth on Schedule 5.3(c), since January 1, 2025, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

5.4 Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 5.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5 Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) the filing of any notifications required pursuant to Antitrust Laws and the expiration of the required waiting periods thereunder and (c) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.6 Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.7 Financial Statements.

As used herein, the term “Company Financials” means (i) the unaudited and unreviewed consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2025 and December 31, 2024, and the related consolidated income statements, changes in shareholder equity and statements of cash flows for the years then ended (the “2025/2024 Financials”), and (ii) the unaudited and unreviewed consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheet of the Target Companies as of January 31, 2026, and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the one (1) month then ended (the “Interim Financials”). Copies of the 2025/2024 Financials have been provided to SPAC, and the Interim Financials will be delivered in accordance with the requirements of Section 0. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Company Financials (i) do and will accurately reflect in all material respects the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were and will be prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) do and will fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

(a) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2024, no Target Company or, to the Knowledge of the Company, its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(b) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 5.7(b), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness) as set forth on Schedule 5.7(b). Except as disclosed on Schedule 5.7(b), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(c) Except as set forth on Schedule 5.7(c), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS or GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning of Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2025 contained in the 2025/2024 Financials or (ii) not material and that were incurred after December 31, 2023 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(d) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to SPAC or Irish Holdco or their respective Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(e) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8 or for actions expressly contemplated by this Agreement, since January 1, 2025, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2 (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of SPAC, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.9 Compliance with Laws. Except as set forth on Schedule 5.9, no Target Company is or has been in conflict or non-compliance with, or in default or violation of, nor has any Target Company received, in the past five (5) years, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. The Company has made available to SPAC true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 5.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.11 Litigation. Except as described on Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years), except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 5.11, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, to the Knowledge of the Company, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, partnership, or similar agreement relating to the formation, creation, operation, or management of any such entity;

(iii) involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(v) relates to the acquisition or disposition, directly or indirectly (by merger, consolidation, or otherwise), of assets with a value in excess of $100,000 (other than in the ordinary course of business) or of any Person or business;

(vi) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(vii) obligates a Target Company to provide indemnification or a guarantee of a third party’s obligations in excess of $100,000 (other than in the ordinary course of business);

(viii) is between a Target Company and any of its directors, officers, or employees (other than at-will employment arrangements entered into in the ordinary course of business), or any Related Person;

(ix) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(x) relates to a settlement entered into within the last three (3) years under which a Target Company has outstanding monetary or injunctive obligations;

(xi) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xii) relates to the licensing of any Intellectual Property to any Target Company or any material license of Intellectual Property from any Target Company, in each case, other than off-the-shelf software;

(xiii) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-4 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xiv) is otherwise material to any Target Company and not described in clauses (i) through (xiii) above.

(b) Except as would not be material, each Company Material Contract is a valid and binding obligation of the Target Company party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions. No Target Company is in material breach of, or default under, any Company Material Contract, and to the Company’s Knowledge, no other party thereto is in material breach or default thereunder.

5.13 Intellectual Property.

(a) Schedule 5.13(a) sets forth a list of all material Company Registered IP. The Target Companies exclusively own all right, title, and interest in and to the Company Owned IP, free and clear of all Liens other than Permitted Liens. All Company Registered IP is subsisting and, to the Company’s Knowledge, valid and enforceable. To the Company’s Knowledge, each Target Company has a valid right to use all other Intellectual Property used in or necessary for the conduct of its business as currently conducted. For purposes of this Agreement, (i) “Company Owned IP” means all Intellectual Property owned or purported to be owned by a Target Company, (ii) “Company Registered IP” means all material U.S. and foreign patent and patent applications, trademark and service mark registrations and applications, copyright registrations and applications, and internet domain name registrations owned by a Target Company, and (iii) “Company IP” means, collectively, the Company Owned IP and the Intellectual Property licensed to a Target Company.

(b) To the Company’s Knowledge, (i) the conduct of the business of the Target Companies does not infringe, misappropriate, or otherwise violate any Intellectual Property of any third party in any material respect, and (ii) no third party is infringing, misappropriating, or otherwise violating any Company Owned IP in any material respect. No Action is pending or, to the Company’s Knowledge, threatened in writing against a Target Company challenging the ownership, validity, or enforceability of any Company Owned IP.

(c) Each Target Company has taken commercially reasonable measures to protect the confidentiality of its material trade secrets and other confidential information. To the Company’s Knowledge, all current and former employees and independent contractors who have developed or created any material Company Owned IP have assigned to a Target Company all of their rights in and to such Intellectual Property.

5.14 Taxes and Returns. Except as set forth on Schedule 5.14:

(a) Each Target Company has (i) timely filed all material Tax Returns required to be filed by it (which are true, correct, and complete in all material respects), (ii) paid all material Taxes due and payable, and (iii) complied in all material respects with all applicable Laws relating to Taxes.

(b) There is no Action with respect to Taxes pending or, to the Knowledge of the Company, threatened against any Target Company. No Target Company has received a written notice of any pending audit, examination, or other proceeding from any Governmental Authority.

(c) There are no Liens for Taxes on any assets of any Target Company, other than Permitted Liens.

(d) No Target Company has any liability for the Taxes of any other Person (other than another Target Company) or is a party to any Tax sharing, allocation, or indemnity agreement (other than customary commercial agreements not primarily related to Taxes).

(e) No Target Company has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

5.15 Real Property. Schedule 5.15 contains a complete and accurate list in all material respects of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 5.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 5.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company The Company has provided to the SPAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

5.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the December 31, 2025 balance sheet included in the 2025/2024 Financials and (d) Liens set forth on Schedule 5.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and as presently proposed to be conducted.

5.18 Employee Matters.

(a) No Target Company is a party to any collective bargaining agreement or similar labor agreement. There are no, and since January 1, 2024, there have been no, strikes, lockouts, or other material labor disputes pending or, to the Knowledge of the Company, threatened against any Target Company. To the Knowledge of the Company, there are no union organizing activities involving any employees of any Target Company.

(b) Each Target Company is, and since January 1, 2024, has been, in material compliance with all applicable Laws respecting employment and employment practices. There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company by or on behalf of any current or former employee or independent contractor.

(c) The Company has made available to SPAC a complete and accurate list of all employees of the Target Companies as of a recent date, setting forth for each employee their name, job title, employer, location, and current compensation.

(d) All individuals who are or have been retained by a Target Company as an independent contractor have been correctly classified as such under all applicable Laws.

5.19 Benefit Plans.

(a) Schedule 5.19(a) sets forth a list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each plan, policy, program, agreement or other arrangement providing for compensation or benefits to any current or former director, officer, employee or other individual service provider, which is maintained, sponsored or contributed to by a Target Company, or under which a Target Company has or may have any material liability. The Company has made available to SPAC correct and complete copies of (i) each material Company Benefit Plan (and all amendments thereto) and (ii) the most recent annual report (Form 5500 series) and actuarial valuation for each Company Benefit Plan, if applicable.

(b) Each Company Benefit Plan has been established, maintained, and administered in all material respects in accordance with its terms and applicable Law. All contributions and payments required to be made to any Company Benefit Plan have been timely made or properly accrued. No Action is pending or, to the Company’s Knowledge, threatened with respect to any Company Benefit Plan (other than routine claims for benefits). No Company Benefit Plan is a defined benefit pension plan.

(c) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former service provider of a Target Company to severance pay or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such service provider.

5.20 Environmental Matters. Except as set forth in Schedule 5.20, each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying in all material respects with all Environmental Permits required for its business and operations. No Target Company has received any written notice of any, and there are no, Actions pending or, to the Company’s Knowledge, threatened against any Target Company alleging any material violation of or material Liability under any Environmental Law. To the Company’s Knowledge, no Target Company has Released any Hazardous Materials in a manner that would reasonably be expected to result in a material Liability to a Target Company.

5.21 Transactions with Related Persons. Except as set forth on Schedule 5.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice), any Related Person or, to the Knowledge of the Company, any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than five percent (5%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person. Except as set forth on Schedule 5.21, all material transactions between a Target Company and interested parties that require approvals pursuant to the Irish Companies Act or pursuant to the Organizational Documents of the Target Companies have been duly approved.

5.22 Business Insurance. Schedule 5.22 lists all material insurance policies maintained by or for the benefit of the Target Companies (the “Insurance Policies”). The Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid in full, and no written notice of cancellation, non-renewal, or termination has been received with respect to any such Insurance Policy. To the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute a breach or default, or permit termination or modification, under any of the Insurance Policies. The Target Companies have no self-insurance or co-insurance programs.

5.23 Certain Business Practices. In the past five (5) years, no Target Company nor any of its Representatives acting on its behalf has (i) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery or anti-corruption Law, (ii) violated any applicable Law relating to money laundering, or (iii) violated any applicable sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom. No Target Company, nor any of its directors or officers, is a Person that is the subject or target of any such sanctions.

5.24 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

5.25 Finders and Brokers. Except as set forth on Schedule 5.25, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Irish Holdco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

5.26 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Irish Holdco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

5.27 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC, Irish Holdco and the Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC, Irish Holdco and the Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC and Irish Holdco set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC, Irish Holdco or the Merger Sub for the Registration Statement; and (b) none of SPAC, Irish Holdco, the Merger Sub or their respective Representatives have made any representation or warranty as to SPAC, Irish Holdco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

5.28 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Target Companies or their respective businesses, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the SPAC, Irish Holdco or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the SPAC, Irish Holdco or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.15, each of the Company, Irish Holdco and the Merger Sub shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, Irish Holdco or Merger Sub as SPAC or its Representatives may reasonably request regarding the Target Companies, Irish Holdco or the Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the Company, Irish Holdco and the Merger Sub to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Irish Holdco or the Merger Sub.

(b) During the Interim Period, subject to Section 6.15, SPAC shall give, and shall cause its Representatives to give, the Company, Irish Holdco, the Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC or its Subsidiaries, as the Company, Irish Holdco, the Merger Sub or their respective Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of SPAC’s Representatives to reasonably cooperate with the Company, Irish Holdco and the Merger Sub and their respective Representatives in their investigation; provided, however, that the Company, Irish Holdco, the Merger Sub and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries.

6.2 Conduct of Business of the Company, Irish Holdco and the Merger Sub.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.2, the Company, Irish Holdco and the Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice (subject always to re-registration as a plc, and registration for the A4 Certificate), (ii) comply with all Laws applicable to the Target Companies, Irish Holdco and the Merger Sub and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company, Irish Holdco and the Merger Sub each shall not, and each shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities except the issuance of Company Securities upon the exercise or conversion of Company Convertible Securities outstanding as of the date of this Agreement (and except for the allotment of equity securities to the sole shareholder for the purposes of permitting filing of the A4 Certificate to meet the minimum capital requirements of a plc);

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $750,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $750,000 in the aggregate;

(v) (A) increase the wages, salaries or compensation of any Target Company Service Provider other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than ten percent (10%), (B) make or commit to make any bonus payment (whether in cash, property or securities) to any Target Company Service Provider other than in the ordinary course of business, consistent with past practice, (C) materially increase other benefits of Target Company Service Providers generally, (D) forgive any loans or issue any loans to any Target Company Service Providers, or (G) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any Target Company Service Provider, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plan or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS or GAAP, as applicable;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS or GAAP, as applicable, and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials or the consolidated financial statements of Irish Holdco, as applicable;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $250,000 (individually for any project (or set of related projects) or $500,000 in the aggregate) (excluding, for the avoidance of doubt, incurring any Expenses);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Irish Holdco or the Merger Sub;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by this Agreement) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

The foregoing shall not apply to any action (i) reasonably required by Irish Holdco in connection with its re-registration as a plc or application for an A4 Certificate; (ii) to permit Irish Holdco to satisfy Irish minimum capital requirements (including the issuance of shares for such purpose or amendment of its constitutional documents); (iii) in connection with the entry by Irish Holdco into agreements with HSC and with MFC Tech in respect of the subscription by such persons for shares in Irish Holdco

6.3 Conduct of Business of SPAC.

(a) Unless the Company and Irish Holdco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.3, SPAC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with the SPAC Charter and IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), including by amendment of SPAC’s Organizational Documents to extend such deadline, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company and Irish Holdco (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance (A) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, up to aggregate additional Indebtedness during the Interim Period of $1,000,000 and (B) the costs and expenses necessary for an Extension (including to fund payments by SPAC to the Trust Account to incentivize Public Shareholders not to redeem their SPAC Class A Ordinary Shares in an Extension Redemption in connection with an amendment of SPAC’s Organizational Documents to extend its deadline to consummate a Business Combination) (such expenses, “Extension Expenses”);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS or GAAP, as applicable;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC;

(vii) terminate, waive or assign any material right under any SPAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS or GAAP, as applicable, and after consulting the SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

6.4 Company Financials; Annual and Interim Financial Statements.

The Company shall use its reasonable best efforts to deliver the Company Financials to SPAC as promptly as practicable after the date of this Agreement. The Company shall cause the Audited Financials to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor. The Company shall cause the PCAOB Financials to be prepared in accordance with IFRS or GAAP, as applicable, applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), and to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

During the Interim Period, within forty (40) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to SPAC an unaudited and unreviewed consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from December 31, 2025 through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with IFRS or GAAP, as applicable, subject to year-end audited adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

6.5 SPAC Public Filings. During the Interim Period, SPAC shall keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the SPAC Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants on the OTC Markets; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq Capital Market only the Irish Holdco Ordinary Shares and the Irish Holdco Public Warrants, to the extent that the Irish Holdco Ordinary Shares and the Irish Holdco Public Warrants are eligible to be so listed.

6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Irish Holdco, the Merger Sub, the Seller Representative and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, amalgamation, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7 No Trading. The Company, Irish Holdco, the Seller Representative and the Merger Sub each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the OTC Markets promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Irish Holdco, the Seller Representative and the Merger Sub each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with each of the SPAC and the Company bearing fifty percent (50%) of the costs and expenses thereof, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting to the extent permitted by the Governmental Authority. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Irish Holdco, during the Interim Period, the Company, Irish Holdco and the Merger Sub shall take all reasonable actions necessary to cause Irish Holdco to qualify as “foreign private issuer” as such term is defined Rule 3b-4 under the Exchange Act and to maintain such status through the Closing.

(e) If it so determines from time to time, Irish Holdco shall use its reasonable best efforts to solicit from the Irish Takeover Panel a rebuttal of the presumption in Rule 3.3(b)(ii) of the Irish Takeover Rules that each of the directors of Irish Holdco is Acting in Concert with each Associated Company at least twenty (20) days prior to any such director of Irish Holdco acquiring Equity Interests of Irish Holdco, provided that this Section 6.9(e) will not apply for any directors of Irish Holdco who have a material relationship with an Associated Company but only as regards the Associated Company with which the director has a material relationship.

(f) If it so determines from time to time, Irish Holdco shall procure that the terms of appointment of any person appointed to the Irish Holdco Board shall include (i) an obligation for the director, for as long as the presumption in Rule 3.3(b)(ii) of Part A of the Irish Takeover Rules applies to such director vis a vis any Associated Company and has not been rebutted to the satisfaction of the Irish Takeover Panel, to secure the consent in writing of Irish Holdco prior to acquiring any Equity Interests of Irish Holdco and (ii) a commitment from the director that they will fully cooperate with Irish Holdco and take all action reasonably necessary or appropriate for the purposes of soliciting from the Irish Takeover Panel a rebuttal of the presumption in Rule 3.3(b)(ii) of the Irish Takeover Rules as described in Section 6.9(d) of this Agreement.

6.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings. For the avoidance of doubt, if, prior to the Effective Time, the applicable parties hereto are unable to obtain any other Consent from a Governmental Authority necessary to effectuate the Transaction, each of SPAC, the Company, Irish Holdco and each of the Merger Sub shall use (and the Company shall cause each of its Subsidiaries to use) its commercially reasonable efforts to (a) take all such actions that are necessary to consummate the Transactions, negotiating in good faith to modify the structure of the Transactions (provided that such modifications do not materially and adversely affect the other Parties hereto or holders of SPAC Securities) and the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Transactions; and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate and make effective the Transactions. Without limiting the foregoing, the Company will use its reasonable best efforts to cause any Locked-Up Company Security Holders that did not execute and delivery Lock-Up Agreements at or prior to the execution and delivery of this Agreement to execute and deliver Lock-Up Agreements to SPAC and Irish Holdco as promptly as practicable after the date of this Agreement.

6.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, SPAC, Irish Holdco and the Company shall prepare and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Irish Holdco Securities to be issued under this Agreement pursuant to the Merger and the Contribution to the holders of SPAC Securities and Company Securities as of immediately prior to the applicable effective times of the Merger and the Contribution, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC shareholders for the matters to be acted upon at the SPAC Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with SPAC’s Organizational Documents and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters in the event that the Closing occurs. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC shareholders to vote, at a general meeting of SPAC shareholders to be called and held for such purpose (the “SPAC Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions by the holders of SPAC Ordinary Shares in accordance with SPAC’s Organizational Documents, the Cayman Islands Companies Act and the rules and regulations of the SEC and the OTC Markets, (ii) to the extent required to be approved by holders of SPAC Ordinary Shares, the adoption and approval of the Amended Irish Holdco Organizational Documents, (iii) the adoption and approval of a new Equity Plan for Irish Holdco in a form to be reasonably agreed to by the Company and SPAC (the “Irish Holdco Equity Plan”), which will provide that the total awards under such Irish Holdco Equity Plan will be a number of Irish Holdco Ordinary Shares equal to fifteen percent (15%) of the aggregate number of Irish Holdco Ordinary Shares issued and outstanding immediately after the Closing, (iv) the appointment of the members of the Post-Closing Irish Holdco Board in accordance with Section 6.16 hereof, and (v) such other matters as the Company, Irish Holdco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (v), collectively, the “Shareholder Approval Matters”), and (vi) the adjournment of the SPAC Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC.

(b) The board of directors of SPAC shall not (and no committee or subgroup thereof shall) withdraw, withhold, amend, qualify or modify, or publicly propose to withdraw, withhold, amend, qualify or modify, its recommendation to the SPAC’s shareholders that they vote in favor of Shareholder Approval Matters (a “Change in Recommendation”), except to the extent that SPAC’s board of directors determines in good faith, after consultation with its outside legal counsel, that such Change in Recommendation is required by the board’s fiduciary duties under applicable Law; provided that the board of directors of the SPAC may not make such Change in Recommendation unless (A) the board of directors of the SPAC has provided written notice to the Company (the “Recommendation Change Notice”) that it is prepared to make a Change in Recommendation at least ten (10) days prior to taking such action, which notice shall specify the basis for why a failure to make an Change in Recommendation would constitute a breach of its fiduciary duties to SPAC and its shareholders under applicable Law, (B) during the ten (10) day period after delivery of the Recommendation Change Notice, SPAC shall negotiate in good faith with the Company regarding any revisions or adjustments to this Agreement that the Company proposes to make as would enable the board of directors of the SPAC to reaffirm its recommendation to the SPAC’s shareholders that they vote in favor of the Shareholder Approval Matters and not make such Change in Recommendation and (C) at the end of such ten (10) day period and taking into account any changes to the terms of this Agreement committed to in a binding written offer by the Company, the board of directors of the SPAC determines in good faith (after consultation with its outside legal counsel) that the failure to make such a Change in Recommendation would constitute a breach of its fiduciary duties to SPAC and SPAC’s shareholders under applicable Law. SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholder Meeting shall not be affected by any Change in Recommendation (provided, that SPAC may, without the consent of the Company, postpone the SPAC Shareholder Meeting, subject to the SPAC Charter and the Cayman Islands Companies Act, after delivering a Recommendation Change Notice until such time after which the ten (10) day period required for a Change in Recommendation in connection therewith has elapsed and SPAC can disclose to its shareholders in accordance with applicable securities Laws, including pursuant to a supplement or amendment to the Registration Statement, either a Change in Recommendation or the changes to this Agreement that were agreed to by the Company to avoid a Change in Recommendation). If, on the date for which the SPAC Shareholder Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval, whether or not a quorum is present, SPAC may, subject to the SPAC Charter and the Cayman Islands Companies Act, make one or more successive postponements or, with the consent of the SPAC Shareholder Meeting, adjournments of the SPAC Shareholder Meeting. In connection with the Registration Statement, SPAC and Irish Holdco shall file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC Charter, the Cayman Islands Companies Act and the rules and regulations of the SEC and the OTC Markets. SPAC and Irish Holdco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide SPAC and Irish Holdco with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c) SPAC and Irish Holdco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Shareholder Meeting and the Closing Redemption. Each of SPAC, Irish Holdco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Irish Holdco and SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Irish Holdco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC’s shareholders and the holders of SPAC Warrants, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Charter.

(d) SPAC and Irish Holdco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Irish Holdco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC, Irish Holdco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Shareholder Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC and Irish Holdco shall distribute the Registration Statement to SPAC’s shareholders and, pursuant thereto, shall call the SPAC Shareholder Meeting in accordance with the Cayman Islands Companies Act and SPAC’s Organizational Documents for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(f) SPAC and Irish Holdco shall comply with all applicable Laws, any applicable rules and regulations of the OTC Markets, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholder Meeting and the Closing Redemption.

6.12 Tax Matters.

If, in connection with the Transactions, the SEC requests or requires that Tax opinions be prepared and submitted with respect to the Tax treatment of the Transactions, each of the Company, SPAC and Irish Holdco agree to deliver to Tax counsel to each of the SPAC and the Company customary Tax representation letters satisfactory to such counsel, dated and executed as of such date(s) as determined reasonably necessary by such counsel in connection with the preparation of such Tax opinions. If a Tax opinion with respect to the treatment of the SPAC Merger for holders of SPAC Securities is being requested or required, Tax counsel to SPAC (or its Tax advisors) shall provide a Tax opinion on the application of Section 351 of the Code (and for the avoidance of doubt, neither this provision nor any other provision in this Agreement shall require Tax counsel to the Company (or its Tax advisors) to provide any opinion regarding the treatment of the SPAC Merger to holders of SPAC Securities for U.S. federal income tax purposes). If a Tax opinion with respect to the treatment of the Contribution for holders of Company Securities is being requested or required, Tax counsel to the Company (or its Tax advisors) shall provide a Tax opinion on the application of Sections 351 and 368(a) of the Code regarding the treatment of the Contribution for U.S. federal income Tax purposes or, to the extent required, Irish Tax purposes (and for the avoidance of doubt, neither this provision nor any other provision in this Agreement shall require Tax counsel to the SPAC (or its Tax advisors) to provide any opinion regarding the treatment of the Contribution to holders of Company Securities for U.S. federal income Tax purposes or Irish Tax purposes).

Each of the Parties shall, and shall cause their respective Affiliates to, reasonably cooperate, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any GRA, Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).

Irish Holdco acknowledges that any direct or indirect holder of Irish Holdco Securities who owns five percent (5%) or more of the Irish Holdco Ordinary Shares immediately after the Closing (a “Irish Holdco 5% Shareholder”), as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the Internal Revenue Service) a GRA. Upon the written request of any Irish Holdco 5% Shareholder made following the Closing Date, Irish Holdco shall (i) use commercially reasonable efforts to furnish to such Irish Holdco 5% Shareholder such information as such Irish Holdco 5% Shareholder reasonably requests in connection with such Irish Holdco 5% Shareholder’s preparation of a GRA, and (ii) use commercially reasonable efforts to provide such Irish Holdco 5% Shareholder with the information reasonably requested by such Irish Holdco 5% Shareholder for purposes of determining whether there has been a gain “triggering event” under the terms of such Irish Holdco 5% Shareholder’s GRA, in each case, at the sole cost and expense of such Irish Holdco 5% Shareholder, provided that each of the Parties shall use commercially reasonable efforts to operate in a manner that avoids or mitigates the likelihood of a triggering event.

6.13 Contribution Approvals. The Company shall use its reasonable best efforts to obtain all necessary approvals, consents and waivers from the Company Shareholders and any other Persons required to consummate the Contribution, including causing each Company Shareholder to execute and deliver to Irish Holdco such instruments of transfer, stock powers, share transfer forms or other documents as may be necessary to transfer the Contributed Shares to Irish Holdco, and shall take all other actions necessary or advisable to secure such approvals and consents, including enforcing the Voting Agreements. The Company shall cooperate with Irish Holdco to prepare and finalize all requisite documentation for the Contribution.

6.14 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange or market, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Irish Holdco and SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Seller Representative and SPAC shall review, comment upon and approve (such approval not to be unreasonably withheld, conditioned or delayed) prior to the filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.15 Confidential Information.

(a) The Company, Irish Holdco, the Seller Representative and the Merger Sub agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, Irish Holdco, the Seller Representative, the Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 6.15(b), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 6.15(b), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Irish Holdco, the Seller Representative and the Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII for a period of two (2) years after such termination (or in the case of Trade Secrets, so long as such Company Confidential Information remains a Trade Secret under applicable Law), it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination (or in the case of Trade Secrets, so long as such Company Confidential Information remains a Trade Secret under applicable Law), becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws; provided, that, to the extent legally permissible, SPAC and its Representatives shall give the Company prompt written notice of such disclosure and SPAC and its Representatives shall use commercially reasonable efforts to obtain confidential treatment for any such Company Confidential Information.

6.16 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including if necessary removing or causing the directors of Irish Holdco to resign, so that effective as of the Closing, Irish Holdco’s board of directors (the “Post-Closing Irish Holdco Board”) will consist of five (5) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Irish Holdco Board five (5) persons that are designated by the Company prior to the Closing. Notwithstanding the foregoing, each of SPAC and HSC shall have the right, but not the obligation, at any time following the Closing, each to designate one (1) individual for appointment to the Post-Closing Irish Holdco Board to replace one of the 5 board members, (the “HSC Director” and “SPAC Director” respectively). HSC and SPAC agree that it shall not exercise such right prior to the Closing. From the Closing until such time as HSC or SPAC elects to designate the HSC Director or SPAC Director, each of HSC and SPAC shall be entitled to appoint one (1) non-voting observer to attend meetings of the Post-Closing Irish Holdco Board (such observers, the “Board Observers”). The Board Observers shall have the right to receive all notices, materials and information provided to directors and to attend and participate in meetings of the Post-Closing Irish Holdco Board, but shall not have any voting rights and shall not be deemed a director of Irish Holdco for any purpose. The appointment of HSC Director and SPAC Director shall be effected only upon written notice from HSC or SPAC to Irish Holdco, and no obligation shall arise for Irish Holdco to appoint such HSC Director or SPAC Director unless and until such written notice is delivered. For the avoidance of doubt, (i) the Board Observer shall not have any governance, veto or control rights with respect to Irish Holdco or its Subsidiaries and (ii) the HSC Director or SPAC Director, if appointed, shall have the same rights and obligations as the other directors on the Post-Closing Irish Holdco Board and shall not have any enhanced governance, veto or control rights. A majority of the directors on the Post-Closing Irish Holdco Board will qualify as an independent directors under Nasdaq rules. At or prior to the Closing, Irish Holdco will provide each director on the Post-Closing Irish Holdco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(b) The Parties shall take all action necessary, including removing or causing the executive officers of Irish Holdco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Irish Holdco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, with the consent of SPAC, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

6.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Company, Irish Holdco or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of SPAC, the Company, Irish Holdco or the Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, the Company, Irish Holdco or the Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of seven (7) years after the Closing, Irish Holdco shall use all reasonable endeavors to cause the Organizational Documents of Irish Holdco, the Company and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of, as applicable, SPAC, the Company, Irish Holdco or the Merger Sub to the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the directors and officers of SPAC, the Company, Irish Holdco or Merger Sub, SPAC or Irish Holdco shall be permitted prior to the Closing to obtain and fully pay (including from funds in the Trust Account released at the Closing) the premium for a “tail” insurance policy that provides coverage for up to a seven-year period (or such period is not reasonably available, such lesser number of years as is reasonably available) from and after the Closing for events occurring prior to the Closing (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than, as applicable, SPAC’s or the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Irish Holdco, the Company and the Surviving Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Irish Holdco, the Company and the Surviving Company shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

(c) Prior to the Closing, Irish Holdco shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover current and former directors and officers of Irish Holdco and its Subsidiaries (including the directors and officers of the Target Companies) from and after the Closing on terms and conditions (including scope and amount of coverage) customary and reasonably appropriate for a company with its equity listed on the Nasdaq Capital Market and that has similar characteristics (including the line of business, jurisdiction of operations and revenues) as Irish Holdco and its Subsidiaries (including the Target Companies).

6.18 Trust Account. The Parties agree that, upon or promptly following the SPAC Merger Effective Time, the funds in the Trust Account, after taking into account payments for the Closing Redemption, shall first be used to pay (i) SPAC’s accrued Expenses, (ii) any other cash liabilities of SPAC and (iii) the Company’s accrued Expenses. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Irish Holdco securities, shall be paid at the Closing. Any remaining cash shall be used by Irish Holdco and the Target Companies for working capital and general corporate purposes. During the Interim Period, if reasonably requested in writing by the Company, the SPAC shall, solely for informational purposes, provide the Company with a good faith estimate of the SPAC’s projected unpaid Expenses and liabilities as of the Closing, including its calculations thereof in reasonable detail; provided, that the SPAC shall not be deemed to make, and hereby disclaims, any representations, warranties or covenants in connection with such projections provided pursuant to this Section 6.18. During the Interim Period, if reasonably requested in writing by SPAC, the Company shall, solely for informational purposes, provide the SPAC with a good faith estimate of the Company’s projected unpaid Expenses as of the Closing, including its calculations thereof in reasonable detail; provided, that the Company shall not be deemed to make, and hereby disclaims, any representations, warranties or covenants in connection with such projections provided pursuant to this Section 6.18. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to SPAC, Expenses shall include any and all deferred expenses (including any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

6.19 Employment Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause the persons set forth on Schedule 6.19, including the Company’s chief executive officer and chief financial officer, to enter into employment agreements (the “Employment Agreements”), in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and SPAC, between each such individual and Irish Holdco.

6.20 Nasdaq Listing. Irish Holdco, SPAC and the Company shall each use its commercially reasonable efforts to cause, as promptly as practicable after the date of this Agreement: (a) Irish Holdco’s initial listing application with the Nasdaq Capital Market (the “Listing Application”) in connection with the Transactions to have been approved; (b) Irish Holdco to satisfy all applicable initial and continuing listing requirements of the Nasdaq Capital Market; and (c) the Irish Holdco Ordinary Shares and Irish Holdco Public Warrants to have been approved for listing on the Nasdaq Capital Market (provided, that the Parties acknowledge that the listing of the Irish Holdco Public Warrants will not be a condition to the Closing). Each of Irish Holdco, the Company and SPAC shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such parties and shall otherwise reasonably assist and cooperate with the other such parties in connection with the preparation and filing of the Listing Application. Each of Irish Holdco, SPAC and the Company will use commercially reasonable efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the Nasdaq Capital Market or its staff concerning the Listing Application and (iii) have the Listing Application approved by the Nasdaq Capital Market, as promptly as practicable after such filing. None of SPAC, Irish Holdco or the Company shall submit the Listing Application or any supplement or amendment thereto or respond to comments received from the Nasdaq Capital Market with respect thereto, without the other such parties’ prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other such parties a reasonable opportunity to review and comment thereon. Each of SPAC, Irish Holdco and the Company shall promptly notify the other such parties upon the receipt of any comments from the Nasdaq Capital Market, or any request from the Nasdaq Capital Market for amendments or supplements to the Listing Application and shall provide the other such parties with copies of all material correspondence between such party or any of its Representatives, on the one hand, and the Nasdaq Capital Market, on the other hand, and all written comments with respect to the Listing Application received from the Nasdaq Capital Market, and advise the other such parties of any oral comments with respect to the Listing Application received from the Nasdaq Capital Market. Promptly after receiving notice thereof, each of SPAC, Irish Holdco and the Company shall advise the other such parties of the time of the approval of the Listing Application and the approval for listing on the Nasdaq Capital Market of the Irish Holdco Ordinary Shares to be issued in connection with the transactions contemplated hereby. SPAC and Irish Holdco shall use reasonable best efforts so that Irish Holdco is only deemed a Relevant Company and its securities listed on Nasdaq following both (a) the issuance by Irish Holdco of Irish Holdco Ordinary Shares pursuant to the Contribution; (b) the insurance by Irish Holdco of Irish Holdco Ordinary Shares pursuant to Sections 6.23 and 6.24; and (c) the issuance by Irish Holdco of Irish Holdco Ordinary Shares pursuant to the SPAC Merger.

6.21 Irish Securities Law. Without limiting the generality of Section 6.9, the Company and Irish Holdco shall, in coordination with SPAC, assess without delay whether any offering document, prospectus, or admission document is required in connection with the issuance of the Contribution Consideration or any related offer of, or admission to trading of, securities under Regulation (EU) 2017/1129 (as amended) and any applicable Irish rules and guidance of the Central Bank of Ireland and any relevant market operator. If a prospectus or other offering document is required, the Company and Irish Holdco, in coordination with SPAC, shall as promptly as practicable prepare and file such document for review and approval by the Central Bank of Ireland and, where relevant, any market operator, and shall use their reasonable best efforts to respond promptly to regulator comments and to obtain any required approval. If a prospectus or other offering document is not required due to the availability of an exemption, the Company and Irish Holdco, in coordination with SPAC, shall prepare and implement an offering and issuance plan that complies with applicable prospectus exemptions and other Irish and European securities laws and market rules and, where prudent or requested by a competent authority, shall seek written confirmation or engage in regulator consultation to support reliance on such exemptions. The Company and Irish Holdco, as applicable, shall provide to SPAC a reasonable opportunity to review and comment on draft filings and submissions to the Central Bank of Ireland and any relevant market operator, shall keep SPAC reasonably informed of material developments and communications with such authorities, and shall facilitate the reasonable involvement of SPAC’s counsel in material communications and submissions, to the extent practicable and permitted by law. Each of Irish Holdco, the Company, and SPAC shall, and shall cause their respective counsels and advisors to, reasonably cooperate with each other in connection with the preparation, filing, and approval process for any required prospectus or other offering document and in connection with any consultation or engagement with the Central Bank of Ireland or any relevant market operator concerning the issuance of the Contribution Consideration. The Company shall, promptly following the Closing, make any post-Closing notices, filings, and submissions required under applicable Irish law and market rules in connection with the issuance of the Contribution Consideration, including any filings with the Companies Registration Office, the Central Bank of Ireland, and any relevant market operator, and shall keep SPAC reasonably informed of the making of such notices, filings, and submissions.

6.22 Irish Tax Matters.

As soon as reasonably practicable after the date of this Agreement, the Company shall instruct its Irish counsel, tax advisors, and accountants, in full coordination with SPAC and SPAC’s Irish counsel and tax advisors, to prepare such analyses, submissions, and applications as may be required to obtain the Irish Tax Confirmations. For the purposes of this Agreement, “Irish Tax Confirmations” means, to the extent available and appropriate, any necessary: (i) written confirmations, clearances, or opinions from the Irish Revenue Commissioners regarding the availability and application of Irish tax reliefs to the transactions contemplated by this Agreement, including, where applicable, share-for-share and reconstruction or amalgamation reliefs under the TCA, and the timing of any Irish tax charges on the Contribution Consideration; (ii) confirmations or guidance regarding the Irish tax treatment of the exchange, assumption, roll-over, or replacement of equity awards and options held by current and former service providers of the Company or its subsidiaries, including the application of any relevant Irish approved or unapproved equity arrangements and the timing and nature of any Irish payroll withholding and reporting obligations; and (iii) confirmations or guidance addressing any Irish withholding or reporting obligations of Irish Holdco or its agents in connection with the issuance or delivery of the Contribution Consideration or with respect to equity awards, and any procedures to be implemented to comply with such obligations.

The Company and SPAC shall cause their respective Irish counsel, tax advisors, and accountants to coordinate all material activities and to cooperate with each other with respect to the preparation and filing of any submissions in connection with the Irish Tax Confirmations and in the preparation of any written or oral submissions that may be necessary, proper, or advisable to obtain the Irish Tax Confirmations. Subject to the terms and conditions hereof, the Company and Irish Holdco shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable law to obtain the Irish Tax Confirmations as promptly as practicable and shall keep SPAC and its Irish advisors reasonably informed of material discussions and meetings with the Irish Revenue Commissioners relating thereto. For the avoidance of doubt, the Company and its legal and accounting representatives shall not make any material submission to the Irish Revenue Commissioners with respect to any matter relating to the Irish Tax Confirmations without first granting SPAC and SPAC’s Irish counsel and tax advisors a reasonable opportunity to review, comment on, and approve the draft submission (such approval not to be unreasonably withheld, conditioned or delayed), and the Company and its legal and accounting representatives shall enable SPAC and SPAC’s Irish counsel and tax advisors to participate in material discussions and meetings with the Irish Revenue Commissioners relating thereto, to the extent practicable and permitted by law.

6.23 Share Issuance to MFC Tech. Immediately following the Contribution (but in any event prior to the SPAC Effective Time), Irish Holdco shall, in accordance with the terms, conditions and procedures set forth in that certain MFC Tech Subscription Agreement to be entered into, by and among MFC Tech Limited (“MFC Tech”), the Company and Irish Holdco (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “MFC Tech Agreement”), for $0.0001 per share, issue and allot to MFC Tech, 1,200,000 ordinary shares of Irish Holdco (the “MFC Tech Shares”). The Seller Representative and Irish Holdco shall use best efforts to procure that all actions are taken that are necessary to effect the issuance of the MFC Tech Shares to MFC Tech in accordance with the foregoing, including (i) the adoption of any requisite board or shareholder resolutions, (ii) the filing of any requisite documents with the Companies Registration Office of the Republic of Ireland, (iii) the entry of MFC Tech’s name and address in Irish Holdco’s register of members as the holder of the MFC Tech Shares, and (iv) the delivery to MFC Tech of a share certificate or other evidence of ownership in respect of the MFC Tech Shares, in each case in form and substance reasonably satisfactory to MFC Tech. The issuance of the MFC Tech Shares pursuant to this Section 6.23 shall be exempt from registration under the Securities Act and applicable state securities laws, and Irish Holdco shall take all actions reasonably necessary to ensure compliance with such exemptions. The Parties acknowledge and agree that in the event that MFC Tech becomes entitled to any MFC Tech Earnout Shares, Irish Holdco will be a Relevant Company at the time of the allotment of any MFC Tech Earnout Shares and that any allotment of MFC Tech Earnout Shares must be carried out in compliance with the Irish Takeover Rules.

6.24 Share Issuance to HSC. Immediately following the Contribution (but in any event prior to the SPAC Effective Time), Irish Holdco shall, in accordance with the terms, conditions and procedures set forth in that certain agreement by and between The Hugely Successful Company, LLC (“HSC”) and the Company, as novated and amended by a Subscription Agreement to be entered into by and among HSC, the Company and Irish Holdco (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “HSC Agreement”), issue and deliver, or cause to be issued and delivered, to HSC, 814,029 ordinary shares of Irish Holdco (the “HSC Shares”), credited as fully paid and non-assessable, in consideration of, and in full satisfaction of Irish Holdco’s obligations arising from, the cash investment previously made by HSC in the Company, which investment constitutes an integral component of the aggregate enterprise value of the Company and its Subsidiaries acquired by Irish Holdco in connection with the Transactions contemplated hereby. In addition, as additional contingent consideration under the HSC Agreement, upon Irish Holdco’s achievement of the Valuation Milestone (as defined in the HSC Agreement), Irish Holdco shall, for $0.0001 per share, issue and allot to HSC such additional number of duly authorized, validly issued, fully paid and non-assessable ordinary shares of Irish Holdco equal to 2.6% of the total number of ordinary shares of Irish Holdco then outstanding on a post-issuance basis. Seller Representative and Irish Holdco shall use best efforts to procure all actions are taken that are necessary to effect the issuance of the HSC Shares to HSC in accordance with the foregoing, including (i) the adoption of any requisite board or shareholder resolutions, (ii) the filing of any requisite documents with the Companies Registration Office of the Republic of Ireland, (iii) the entry of HSC’s name and address in Irish Holdco’s register of members as the holder of the HSC Shares, and (iv) the delivery to HSC of a share certificate or other evidence of ownership in respect of the HSC Shares, in each case in form and substance reasonably satisfactory to HSC. The issuance of the HSC Shares pursuant to this Section 6.24 shall be exempt from registration under the Securities Act and applicable state securities laws, and Irish Holdco shall take all actions reasonably necessary to ensure compliance with such exemptions. The Parties acknowledge and agree that in the event that HSC becomes entitled to any HSC Earnout Shares, Irish Holdco will be a Relevant Company at the time of the allotment of any HSC Earnout Shares and that any allotment of HSC Earnout Shares must be carried out in compliance with the Irish Takeover Rules.

Notwithstanding Sections 6.23 and 6.24 above, each of the Parties acknowledges and agrees that, as of the date of this Agreement, Irish Holdco is an Irish private company limited by shares that is in the process of re-registration as a plc under the laws of the Republic of Ireland (the “Re-Registration”), and that the completion of the Re-Registration and the issuance of a certificate of re-registration as a plc by the Companies Registration Office of the Republic of Ireland (the “A4 Certificate”) is a condition precedent to the consummation of the Transactions including the issuance of shares to MFC Tech and HSC, as is the approval of the board of Irish Holdco. Accordingly, the Parties agree to use their respective reasonable best efforts to cause Irish Holdco to complete the Re-Registration and obtain the A4 Certificate as promptly as practicable following the date of this Agreement and, in any event, prior to the Contribution, including by taking, or causing to be taken, all actions and doing, or causing to be done, all things necessary, proper or advisable to effect the Re-Registration in accordance with the Irish Companies Act 2014 and all other applicable Laws of the Republic of Ireland. The Parties acknowledge and agree that, until the Re-Registration is completed and the A4 Certificate is obtained, Irish Holdco may not undertake certain corporate actions that are reserved for or permissible only by a trading plc under Irish law, and the Parties shall take such limitations into account in planning and implementing Sections 6.23 and 6.24.

Article VII
CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the SPAC Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the SPAC Shareholder Meeting in accordance with the SPAC Charter, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).

(b) Company Shareholder Approval. To the extent required by Irish law, either (i) the Company shareholder meeting shall have been held in accordance with the Irish Companies Law and the Company’s Organizational Documents, or (ii) the Company shall have obtained a signed unanimous written consent of its shareholders in lieu of a meeting, where in either case, the requisite vote, consent or approval of the Company Shareholders (including any separate class or series vote, consent or approval that is required, whether pursuant to the Company’s Organizational Documents or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the Transactions (the “Company Shareholder Approval”).

(c) Required Merger Sub Shareholder Approval. Either (i) a Merger Sub shareholder meeting shall have been held in accordance with the Cayman Islands Companies Act and the Merger Sub’s Organizational Documents, or (ii) the Merger Sub shall have obtained a signed unanimous written consent of its shareholder in lieu of a meeting, where in either case, the requisite vote, consent or approval of the Merger Sub shareholder (including any separate class or series vote, consent or approval that is required, whether pursuant to the Merger Sub’s Organizational Documents or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of the SPAC Merger and the Plan of Merger.

(d) Director Resolutions approving the SPAC Merger and Plan of Merger. Each of SPAC and Merger Sub shall provide to the Company and Irish Holdco prior to Closing either (i) a signed minute of a meeting of its board of directors approving the SPAC Merger, the Plan of Merger and associated matters or (ii) a written resolution signed by each member of its board of directors approving the SPAC Merger, the Plan of Merger and associated matters.

(e) Signed Plan of Merger. A copy of the Plan of Merger duly signed by a director of each of SPAC and Merger Sub.

(f) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(g) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions that are set forth on Schedule 7.1(g) shall have been obtained.

(h) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Transactions that are set forth in Schedule 7.1(h) shall have each been obtained or made.

(i) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(j) Appointment to the Board. The members of the Post-Closing Irish Holdco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.16.

(k) Irish Holdco Shareholder Approval and Amended Irish Holdco Organizational Documents. Prior to the Closing, Irish Holdco shall have amended and restated its Organizational Documents to be in substantially the form of the Amended Irish Holdco Organizational Documents and (i) an Irish Holdco shareholder meeting shall have been held in accordance with the Irish Companies Law and Irish Holdco’s Organizational Documents, or (ii) Irish Holdco shall have obtained a signed unanimous written consent of its shareholders in lieu of a meeting, where in either case, the requisite vote, consent or approval of the Irish Holdco Shareholders (including any separate class or series vote, consent or approval that is required, whether pursuant to Irish Holdco’s Organizational Documents or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Irish Holdco is or is required to be a party or bound, and the consummation of the Transactions.

(l) Foreign Private Issuer Status. Each of the Company and SPAC shall have received evidence reasonably satisfactory to such Party that Irish Holdco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(m) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop Order or similar Order shall be in effect with respect to the Registration Statement.

(n) Nasdaq Capital Market Listing. The Irish Holdco Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on the Nasdaq Capital Market, subject to the Closing occurring and official notice of issuance.

(o) Irish Tax Confirmation. The Company and Irish Holdco shall have made appropriate submissions to the Revenue Commissioners of Ireland (through the Revenue Technical Service or applicable Large Corporates or Financial Services division) seeking the Irish Tax Confirmation and shall have used reasonable efforts to obtain a written response.

(p) Subscription Agreements. Each of HSC and MFC Tech shall have entered into their respective subscription agreement with the Company and Irish Holdco, in form and substance reasonably satisfactory to HSC, MFC Tech, the Company and Irish Holdco.

7.2 Conditions to Obligations of the Company, Irish Holdco and the Merger Sub. In addition to the conditions specified in Section 7.1, the obligations of the Company, Irish Holdco and the Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Irish Holdco) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of SPAC set forth in this Agreement and in any certificate delivered by or on behalf of SPAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date (and at the SPAC Merger Effective Time to the extent the SPAC Merger Effective Time occurs after the Closing Date) as if made on the Closing Date (or, as applicable, the date on which the SPAC Merger Effective Time occurs), except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) SPAC Liabilities. The aggregate liabilities of SPAC shall not exceed $150,000, as determined in accordance with GAAP and reflected on the SPAC’s balance sheet as of the Closing Date.

(e) Closing Deliveries.

(i) Officer Certificate. SPAC shall have delivered to the Company and Irish Holdco a certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) with respect to SPAC.

(ii) Secretary Certificate. SPAC shall have delivered to the Company and Irish Holdco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of SPAC’s Organizational Documents as in effect as of the Closing Date (immediately prior to the SPAC Merger Effective Time), (B) the resolutions of SPAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Shareholder Approval has been obtained and (D) the incumbency of directors or officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound.

(iii) Good Standing. SPAC and Merger Sub shall each have delivered to the Company and Irish Holdco a good standing certificate (or similar documents applicable for such jurisdictions) for SPAC and Merger Sub (as applicable) certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which either or both of SPAC and Merger Sub is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Director Declaration. SPAC and Merger Sub shall each have delivered to the Company and Irish Holdco on or prior to the Closing Date, a declaration signed by a director of SPAC or Merger Sub (as applicable) which in each case meets the requirements of section 233(9) of the Cayman Islands Companies Act.

(v) Employment Agreements. The Company shall have received the Employment Agreements, in form and substance reasonably acceptable to SPAC and the Company, between each of the persons set forth on Schedule 6.19 and Irish Holdco (or a Subsidiary thereof), each such Employment Agreement duly executed by such person.

(vi) Amended Registration Rights Agreement. The Company shall have received a copy of the Amended Registration Rights Agreement, in form and substance reasonably acceptable to SPAC and the Company, duly executed by SPAC.

(vii) Irish Holdco Equity Plan. The Irish Holdco Equity Plan shall have been duly adopted by Irish Holdco and in full force and effect.

7.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 7.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company, Irish Holdco and the Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Irish Holdco or the Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date (and at the SPAC Merger Effective Time to the extent the SPAC Merger Effective Time occurs after the Closing Date) as if made on the Closing Date (or, as applicable, the date on which the SPAC Merger Effective Time occurs), except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to the Company, Irish Holdco or the Merger Sub.

(b) Agreements and Covenants. The Company, Irish Holdco, the Merger Sub and the Seller Representative shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Irish Holdco since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. SPAC shall have received a Lock-Up Agreement from each Locked-Up Company Security Holder that did not execute and deliver a Lock-Up Agreement at or prior to the execution of this Agreement, each such Lock-Up Agreement duly executed by Irish Holdco and such Locked-Up Company Security Holder. Each of the Lock-Up Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificates. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c). Irish Holdco and each of the Merger Sub shall have delivered to SPAC a certificate, dated the Closing Date, signed by an executive officer of such Party in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c) with respect to such Party.

(ii) Secretary Certificates. The Company, Irish Holdco and the Merger Sub shall each have delivered to SPAC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Contribution), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company, certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Irish Holdco shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each of Irish Holdco and the Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Irish Holdco’s and the Merger Sub’ jurisdiction of organization and from each other jurisdiction in which Irish Holdco or the Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Termination of Company Convertible Securities. SPAC shall have received evidence reasonably acceptable to SPAC that any issued and outstanding Company Convertible Securities have been either converted into Company Ordinary Shares prior to the Contribution or terminated, without any consideration, payment or Liability therefor.

(v) Employment Agreements. SPAC shall have received the Employment Agreements, in form and substance reasonably acceptable to SPAC and the Company, between each of the persons set forth on Schedule 6.19 and Irish Holdco (or a Subsidiary thereof), each such Employment Agreement duly executed by such person.

(vi) Amended Registration Rights Agreement. SPAC shall have received a copy of the Amended Registration Rights Agreement, in form and substance reasonably acceptable to SPAC and the Company, duly executed by Irish Holdco and the RRA Company Security Holders.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, Irish Holdco, the Merger Sub or the Seller Representative) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by the 210th day following the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Irish Holdco, the Merger Sub or the Seller Representative) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur (or, if the Closing has occurred, the failure of the SPAC Merger Effective Time to occur) on or before the Outside Date;

(c) by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, Irish Holdco, the Merger Sub or the Seller Representative) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC, if (i) there has been a breach by SPAC of any of representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company, Irish Holdco, the Merger Sub or the Seller Representative is in material uncured breach of this Agreement;

(e) by written notice by SPAC to the Company, if (i) there has been a breach by the Company, Irish Holdco, the Merger Sub or the Seller Representative of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time SPAC is in material uncured breach of this Agreement;

(f) by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Company or Irish Holdco following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Company to SPAC, if there shall have been a Material Adverse Effect on SPAC following the date of this Agreement which is uncured and continuing;

(h) by written notice from the Company to SPAC prior to obtaining the SPAC Shareholder Approval if the board of directors of SPAC shall have (i) made a Change in Recommendation or (ii) failed to include in the Proxy Statement the recommendation of the SPAC board of directors in favor of the Shareholder Approval Matters;

(i) by written notice by either SPAC or the Company to the other if the SPAC Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC’s shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained;

(j) by written notice by either SPAC or the Company to the other if the Transactions contemplated herein does not close by December 1, 2026;

(k) by written notice by SPAC to the Company if (i) the 2024 PCAOB audited Financial Statements are not provided by April 30, 2026 or (ii) the 2025 PCAOB audited Financial Statements are not provided by May 31, 2026;

(l) by written notice by either SPAC or the Company to the other if the Parties are unable to reach a mutually satisfactory resolution regarding the structuring of the Earnout under the Irish Takeover Rules; or

(m) by written notice by either SPAC or the Company to the other if the Financial Conduct Authority of the United Kingdom has not granted, or has indicated that it will not grant, approval for any change of control in respect of the Company or Irish Holdco required under the Financial Services and Markets Act 2000 in connection with the Transactions contemplated herein, and such approval has not been obtained by the Outside Date.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.14, 6.15, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.9), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses. Subject to Sections 6.18, and 9.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided that (i) SPAC and the Company shall each be responsible to pay for fifty percent (50%) of the SEC filings fees and expenses (not including expenses of counsel or auditors to any party, or any other fees or expenses) related to the filing of the Registration Statement; (ii) SPAC will be responsible for all fees and expenses incurred in connection with the solicitation of proxies from SPAC shareholders, including proxy solicitation firm fees, printing and mailing costs, tabulation costs, EDGAR and XBRL filing fees, and Nasdaq listing and application fees, in each case to the extent incurred in connection with the SPAC shareholder meeting and the transactions; (iii) the Company will be responsible for its own audit, accounting, and Company-side legal fees and expenses.

Article IX
WAIVERS AND Releases

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Irish Holdco, the Merger Sub and the Seller Representative hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment securities acquired by SPAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares (or Irish Holdco Ordinary Shares upon the SPAC Merger) in connection with the consummation of SPAC’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to SPAC’s Organizational documents to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by amendment to the SPAC’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, as described in the IPO Prospectus and as subsequently modified (including any waiver of the ability to withdraw up to $100,000 of interest for dissolution expenses), or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Irish Holdco, the Merger Sub and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Irish Holdco, the Merger Sub or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Irish Holdco, the Merger Sub and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). Each of the Company, Irish Holdco, the Merger Sub and the Seller Representative agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company, Irish Holdco, the Merger Sub and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, Irish Holdco, the Merger Sub or the Seller Representative or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company, Irish Holdco, the Merger Sub and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Irish Holdco, the Merger Sub or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, Irish Holdco, the Merger Sub and the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event SPAC or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article X
MISCELLANEOUS

10.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

10.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

10.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC at or prior to the Closing, to:	with copies (which will not constitute notice) to:

Investcorp AI Acquisition Corp. 1200 N. Federal Hwy #200 Boca Raton, FL 33432, U.S.A. Attn: Vikas Mittal, Chief Executive Officer Telephone No.: (212) 207-0090 E-mail: vik@meteoracapital.com	Edelman Legal Advisory 400 Rella Blvd, Suite 165 Suffern, NY 10901, U.S.A. Attn: Ari Edelman Telephone No.: (845) 533-3435 E-mail: ari@edelmanlegal.com

If to the Company at or prior to the Closing, to:	with copies (which will not constitute notice) to:

Blue Finance Technology Holding Limited
Suite 3, One Earlsfort Centre, Earlsfort Terrace

Dublin, Dublin 2, Ireland
Attn: Oliver Larholt, Chief Executive Officer
Telephone No.: +44 7956830335
E-mail: oliver.larholt@myfinanceclub.com

Bevilacqua PLLC
800 Connecticut Avenue, NW, Suite 300
Washington, DC 20006
Attn: Louis A. Bevilacqua, Esq.
Telephone No.: (202) 869-0888 (ext. 100)
E-mail: lou@bevilacquapllc.com

and

Philip Lee LLP

Connaught House

One Burlington Road

Dublin 4, D04 C5Y6

Attn: Anna Hickey
Telephone No.: +353 87 656 5064
E-mail: ahickey@philiplee.ie

If to the Seller Representative, to:	with copies (which will not constitute notice) to:

Oliver Larholt
Blue Finance Technology Holding Limited
Suite 3, One Earlsfort Centre, Earlsfort Terrace

Dublin, Dublin 2, Ireland
Attn: Oliver Larholt, Chief Executive Officer
Telephone No.: +44 7956830335
E-mail: oliver.larholt@myfinanceclub.com

Bevilacqua PLLC
800 Connecticut Avenue, NW, Suite 300
Washington, DC 20006
Attn: Louis A. Bevilacqua, Esq.
Telephone No.: (202) 869-0888 (ext. 100)
E-mail: lou@bevilacquapllc.com

and

Philip Lee LLP

Connaught House

One Burlington Road

Dublin 4, D04 C5Y6

Attn: Anna Hickey
Telephone No.: +353 87 656 5064
E-mail: ahickey@philiplee.ie

If to Irish Holdco at or prior to the Closing, to:	with copies (which will not constitute notice) to:

c/o Blue Finance Technology Holding Limited
Blue Finance Technology Holding Limited
Suite 3, One Earlsfort Centre, Earlsfort Terrace

Dublin, Dublin 2, Ireland
Attn: Oliver Larholt, Chief Executive Officer
Telephone No.: +44 7956830335
E-mail: oliver.larholt@myfinanceclub.com

Bevilacqua PLLC
800 Connecticut Avenue, NW, Suite 300
Washington, DC 20006
Attn: Louis A. Bevilacqua, Esq.
Telephone No.: (202) 869-0888 (ext. 100)
E-mail: lou@bevilacquapllc.com

and

Philip Lee LLP

Connaught House

One Burlington Road

Dublin 4, D04 C5Y6

Attn: Anna Hickey
Telephone No.: +353 87 656 5064
E-mail: ahickey@philiplee.ie

If to Irish Holdco or the Surviving Company after the Closing, to:	with copies (which will not constitute notice) to:

Beckwell One Limited Attn: Oliver Larholt, Chief Executive Officer Telephone No.: +44 7956830335 E-mail: oliver.larholt@myfinanceclub.com

Bevilacqua PLLC
800 Connecticut Avenue, NW, Suite 300
Washington, DC 20006
Attn: Louis A. Bevilacqua, Esq.
Telephone No.: (202) 869-0888 (ext. 100)
E-mail: lou@bevilacquapllc.com

and

Philip Lee LLP

Connaught House

One Burlington Road

Dublin 4, D04 C5Y6

Attn: Anna Hickey
Telephone No.: +353 87 656 5064
E-mail: ahickey@philiplee.ie

10.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC, Irish Holdco, the Company and the Seller Representative and SPAC, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.5 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.6 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.6) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.6. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Delaware. The language of the arbitration shall be English.

10.7 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles thereof. Subject to Sections 1.12 and 10.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or federal court) (or in any appellate court thereof) (the “Specified Courts”). Subject to Sections 1.10 and 10.6, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.3. Nothing in this Section 10.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law. Notwithstanding the foregoing, (i) the provisions related to the matters set forth in Article I that relate to the effectuation of the Contribution, any provisions relating to the shares issuances and governance and administration of Irish Holdco, and all other provisions of this Agreement that are expressly or otherwise required to be governed by the Laws of the Republic of Ireland shall be exclusively governed by the Laws of the Republic of Ireland, and (ii) the provisions related to the matters set forth in Article I that relate to the effectuation of the SPAC Merger, and all other provisions of this Agreement that are expressly or otherwise required to be governed by the Laws of the Cayman Islands shall be exclusively governed by the Laws of the Cayman Islands.

10.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8

10.9 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.11 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, Irish Holdco and the Company.

10.12 Waiver. Each of SPAC, the Company and Irish Holdco on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Shareholders to the extent provided in this Agreement, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.13 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.14 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS or GAAP, as applicable, based on the Accounting Principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; (k) the term “Dollars” or “$” means United States dollars; and (l) all references to numbers of shares or other securities in this Agreement shall be interpreted to refer to such numbers on a post-stock split, combination, recapitalization, or similar transaction basis, as applicable. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.16 Legal Representation. The Parties agree that, notwithstanding the fact that Bevilacqua PLLC and Philip Lee LLP in their capacity as counsel to the Company and Irish Holdco (together, the “Seller Law Firms”) may have, prior to the Closing, jointly represented the Company, Irish Holdco, the Seller Representative and the Company Shareholders in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and/or its Affiliates in connection with matters other than the Transactions, the Seller Law Firms will be permitted in the future, after the Closing, to represent the Seller Representative, the Company Shareholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Irish Holdco, the Company or the Surviving Company or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. SPAC, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with a Seller Law Firm’s future representation after the Closing of one or more of the Seller Representative, the Company Shareholders or their respective Affiliates in which the interests of such Person are adverse to the interests of Irish Holdco, the Company, the Surviving Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by such

Seller Law Firm of the Company, Irish Holdco, the Merger Sub, the Seller Representative, the Company Shareholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Representative and the Company Shareholders shall be deemed the clients of the Seller Law Firms with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and be controlled by, the Seller Representative and the Company Shareholders, and shall not pass to or be claimed by Irish Holdco or the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Contribution, Irish Holdco, the Company, the Surviving Company and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

10.17 Seller Representative.

(a) Each Company Shareholder has constituted and appointed Oliver Larholt, in the capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to whether any Triggering Events have occurred and Earnout Shares are to be issued under Section 1.101; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Shareholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Shareholders unless otherwise agreed by each Company Shareholder who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Shareholders under this Agreement and to distribute the same to the Company Shareholders in accordance with their Pro Rata Share or Earnout Pro Rata Portion, as applicable; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative shall be binding upon each Company Shareholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.17 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including Irish Holdco, SPAC and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Shareholders under any Seller Representative Documents. Irish Holdco, SPAC and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any disputes with respect to whether the Triggering Events have occurred pursuant to Section 1.101; (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Shareholder shall have any cause of action against SPAC, the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. Irish Holdco, SPAC, the Company shall not have any Liability to any Company Shareholder for any allocation or distribution among the Company Shareholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Shareholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Shareholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Shareholder with respect thereto. All notices or other communications required to be made or delivered by a Company Shareholder shall be made by the Seller Representative (except for a notice under Section 10.17(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Company Shareholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Shareholders, but the Seller Representative will not be responsible to the Company Shareholders for any Losses that any Company Shareholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, Irish Holdco shall jointly and severally with the Company Shareholders indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company prior to the Closing, and the Company and Irish Holdco following the Closing, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.18 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Shareholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify Irish Holdco and the SPAC in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

Article XI
DEFINITIONS.

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“A4 Certificate” means a Certificate of a Public Company Entitled to do Business as may be issued by the Irish Companies Registration office.

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with IFRS or GAAP, as applicable, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Acting in Concert” has the meaning given to it in Rule 2.1(a) and Rule 3.3 of Part A of the Irish Takeover Rules.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Voting Agreements, the Lock-Up Agreements, the Irish Holdco Amended Organizational Documents and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including the Employment Agreements and the Amended Registration Rights Agreement.

“Associated Company” has the meaning given to it by Rule 2.1(b)(iii) of Part A of the Irish Takeover Rules.

“Audited Financials” means the consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2024 and December 31, 2023, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase, phantom equity, stock option, stock purchase, restricted stock, restricted stock unit or other equity-based compensation plan, employment, independent contractor, director or consulting, severance, transaction, retention or termination pay, holiday, vacation, sick or other bonus plan or practice, hospitalization or other medical, dental, vision, welfare, fringe benefit or life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee, independent contractor, consultant, director or other service provider or terminated employee, independent contractor, consultant, director or other service provider of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, the Cayman Islands or Ireland are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Cayman Islands Companies Act” means the Companies Act (2026 Revision) (as revised) of the Cayman Islands.

“Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

“Certificate of Merger” means the certificate of merger issued by the Cayman Islands Registrar.

“Change of Control” means: (a) any acquisition after the Closing Date by any Person or group of Persons (that is not an Affiliate of Irish Holdco) of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of Irish Holdco equity interests that, with Irish Holdco equity interests already held by such Person or group of Persons, constitutes more than 50% of the total voting power of Irish Holdco’s equity interests; provided, that for the avoidance of doubt, for purposes of this subsection, the acquisition of additional equity securities of Irish Holdco (other than with respect to an acquisition that results in a Person or group of Persons (that is not an Affiliate of Irish Holdco) owning 100% of the outstanding capital stock of Irish Holdco) (i) by any Person or group of Persons who, prior to such acquisition, beneficially owns more than 50% of the total voting power of the equity interests of Irish Holdco or (ii) as a result of the issuance of any Earnout Shares will not be considered a Change of Control; or (b) any acquisition after the Closing Date of Irish Holdco by another Person by means of (i) any transaction or series of related transactions (including any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of Irish Holdco), or (ii) a sale of all or substantially all of the assets of Irish Holdco and its Subsidiaries, taken as a whole, if, in case of either clause (i) or clause (ii), the equity interests of Irish Holdco outstanding immediately before such transaction, series of related transactions or sale will immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by or on behalf of the Company or its Representatives to SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any issued and outstanding convertible notes of the Company or any other securities that are exercisable or exchangeable for, or convertible into, Company Ordinary Shares.

“Company Ordinary Shares” means the ordinary shares of the Company.

“Company Securities” means, collectively, the Company Ordinary Shares and the Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contribution” means the transfer by Company Shareholders of all Contributed Shares to Irish Holdco in exchange for the Upfront Consideration Shares.

“Contributed Shares” means, collectively, all Company Ordinary Shares contributed by Company Shareholders to Irish Holdco.

“Contribution Consideration” means the aggregate consideration to be paid to Company Shareholders pursuant to the Contribution.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Earnout Pro Rata Portion” means, with respect to any Earnout Recipient, a fraction, (i) the numerator of which is the number of Irish Holdco Ordinary Shares held by such Earnout Recipient and (ii) the denominator of which is the total number of Irish Holdco Ordinary Shares held by all Earnout Recipients, in each case, as of immediately prior to the SPAC Effective Time.

“Earnout Recipients” means the Company Shareholders, MFC Tech and HSC.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Fully-Diluted Company Shares” means the sum of (i) total number of issued and outstanding Company Ordinary Shares, plus (ii) the total number of Company Ordinary Shares underlying all outstanding Company Convertible Securities.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“GRA” means a gain recognition agreement.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS or GAAP, (a applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) expert accounting firm appointed by the SPAC and the Seller Representative, which appointment will be made no later than ten (10) Business Days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Seller Representative and SPAC cannot agree on the Independent Expert, in either case within twenty (20) Business Days after the Independent Expert Notice Date, either of the Seller Representative and SPAC may require, by written notice to the other party, that the Independent Expert be selected by the regional office of the AAA covering the State of Delaware in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.11(e).

“Independent Expert Notice Date” means the date that either of the Seller Representative and SPAC receives written notice under Section 1.11(d) from the other party referring such dispute to the Independent Expert.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Intended Tax Treatment” means Section 351 treatment for the Contribution and SPAC Merger taken together.

“Internet Assets” means any and all domain name registrations, web sites, web addresses, business media and social media accounts and all related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of [__], and filed with the SEC on May 10th, 2022 (File No. 333-257090).

“IPO Underwriter” means Credit Suisse Securities (USA) LLC.

“Irish Companies Law” means the Companies Act 2014 of Ireland, and all the regulations, rules and orders promulgated thereunder, as amended.

“Irish Holdco Ordinary Shares” means the ordinary shares, of Irish Holdco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Irish Holdco Preference Shares” means the preference shares of Irish Holdco means the preference shares of Irish Holdco (upon adoption of updated constitutional documents of Irish Holdco).

“Irish Holdco Private Warrant” means one whole non-redeemable warrant entitling the holder thereof to purchase one (1) Irish Holdco Ordinary Share at a purchase price of $11,50 per share, which warrants will be issued by Irish Holdco in the SPAC Merger in exchange for the SPAC Private Warrants.

“Irish Holdco Public Warrant” means one whole redeemable warrant entitling the holder thereof to purchase one (1) Irish Holdco Ordinary Share at a purchase price of $11,50 per share, which warrants will be issued by Irish Holdco in the SPAC Merger in exchange for the SPAC Public Warrants.

“Irish Holdco Securities” means the Irish Holdco Ordinary Shares, the Irish Holdco Preference Shares and the Irish Holdco Warrants, collectively.

“Irish Holdco Warrants” means Irish Holdco Private Warrants and Irish Holdco Public Warrants, collectively.

“Irish Takeover Panel” means the statutory body established under the Irish Takeover Panel Act, 1997 (as amended).

“Irish Takeover Rules” means The Irish Takeover Panel Act 1997, Takeover Rules, 2022 (including any amendments thereto).

“Irish Takeover Act” means The Irish Takeover Panel Act 1997,

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, customer relationships, operations, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws or in IFRS, GAAP or other applicable Accounting Principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or any outbreak or continuation of an epidemic or pandemic, including the effects of any Governmental Authority or other third-party responses thereto; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to SPAC, the consummation and effects of any Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants worldwide in the industries (but for the avoidance of doubt, not the geographies) in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of any Redemption or the failure to obtain the Required SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to SPAC.

“Merger Sub” the to-be-formed Cayman Islands exempted company limited by shares, a direct wholly-owned subsidiary of Irish Holdco.

“Nasdaq” means the Nasdaq Stock Market LLC.

“non-assessable” means, in relation to a company, that a holder of Ordinary Shares in that company will not by reason of merely being such a holder, be subject to assessment or calls by the company or its creditors for further payment of capital on such shares.

“OTC Markets” means the OTC Markets Group Inc., and includes the OTCQX Best Market, the OTCQB Venture Market, the OTCID, and the Pink Open Market, as applicable to the relevant listing.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended, together with any related shareholders’ agreements or similar agreements relating to the governance or ownership of such Person.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person, including permits issuable by any applicable regulatory authorities.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Plan of Merger” The plan of merger filed with the Cayman Islands Registrar for the SPAC Merger.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage, equal to (i) as of the Closing, the number of Company Ordinary Shares held by such Company Shareholder, divided by (ii) the Company Shares as of the Closing.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 9, 2022, by and among SPAC and the IPO Underwriter.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Relevant Company” means a Relevant Company in the meaning of the Irish Takeover Panel Act, 1997.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SDCA” means the Irish Stamp Duties Consolidation Act, 1999 (as amended).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Charter” means the amended and restated memorandum and articles of association of SPAC, as amended and in effect under the Cayman Islands Companies Act; provided, that references herein to the SPAC Charter for periods after the SPAC Merger Effective Time includes the memorandum and articles of association of the SPAC Surviving Company.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Irish Holdco, the Merger Sub, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by or on behalf of SPAC or its Representatives to the Company, Irish Holdco, the Merger Sub, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means the preference shares, par value $0.0001 par value per share, of SPAC.

“SPAC Private Warrants” means the warrants issued in a private placement by SPAC at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share per warrant at a purchase price of $11.50 per share.

“SPAC Public Warrants” means one whole redeemable warrant of which one-half (1/2) was included as part of each SPAC Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, the SPAC Ordinary Shares, the SPAC Preference Shares and the SPAC Warrants, collectively.

“SPAC Units” means the units issued in the IPO (including overallotment units acquired by SPAC’s underwriter) consisting of one (1) SPAC Class A Ordinary Share and one-half (1/2) of one redeemable SPAC Public Warrant.

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Company” SPAC, as the surviving company following the SPAC Merger.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” (or “Tax”) means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, Medicare, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, linkage differentials and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“TCA” means the Irish Taxes Consolidation Act, 1997 (as amended).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Irish Holdco Ordinary Shares are actually traded on the principal securities exchange or securities market on which Irish Holdco Ordinary Shares are then traded.

“Trading Price” means, on any Trading Day after the Closing, the VWAP for Irish Holdco Ordinary Shares for such Trading Day.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury, as such regulations may be amended from time to time (including any successor regulations).

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of May 9, 2022, as it may be amended (including to accommodate the SPAC Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded each day as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the day, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such day, then the closing price for such day. If the VWAP (or closing price) cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors on the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization or other similar transaction during such period.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SPAC:

INVESTCORP AI ACQUISITION CORP.

By:	/s/ Vikas Mittal
	Name:	Vikas Mittal
	Title:	Chief Executive Officer
	Date:	Apr 2, 2026

The Company:

BLUE FINANCE TECHNOLOGY HOLDING LIMITED

By:	/s/ James Larholt
	Name:	James Larholt
	Title:	Director
	Date:	Apr 8, 2026

Seller Representative:

/s/ Oliver Larholt
Oliver Larholt, solely in the capacity as the Seller Representative hereunder
	Date:	Apr 8, 2026

{Signature Page to Business Combination Agreement}

Irish Holdco:

BECKWELL ONE LIMITED

By:	/s/ Bradley de Souza
	Name:	Bradley de Souza
	Title:	Director
	Date:	Apr 2, 2026

Merger Sub:

EATON ONE LIMITED

By:	/s/ Oliver Larholt
	Name:	Oliver Larholt
	Title:	Director
	Date:	Apr 8, 2026

Exhibit A

Form of Voting Agreement

(See Attached)

CONFIDENTIAL

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of March 31, 2026 by and among (i) Investcorp AI Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, “SPAC”), (ii) Blue Finance Technology Holding Limited, an Irish company limited by shares (together with its successors, the “Company”), and (iii) the undersigned shareholder (“Holder”) of the Company. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the BCA.

WHEREAS, on or about the date hereof, (i) SPAC, (ii) the Company, (iii) Oliver Larholt, in the capacity as the Seller Representative thereunder, (iv) Beckwell One Limited, an Irish company limited by shares in the process of re-registration as a public limited company (together with its successors, “Irish Holdco”), and (v) Eaton One Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”) entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “BCA”), pursuant to which, among other matters, (a) the Company Shareholders shall contribute their Company Ordinary Shares to Irish Holdco in exchange for Irish Holdco Ordinary Shares (the “Contribution”), and in connection therewith (i) the Company Ordinary Shares so contributed shall be transferred to Irish Holdco free and clear of all Liens (other than Liens imposed under the Company’s Organizational Documents and applicable securities Laws), and (ii) as a result of the Contribution, the Company shall become a wholly-owned subsidiary of Irish Holdco, (b) after the consummation of the Contribution, Merger Sub shall, with effect from the SPAC Merger Effective Time, merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger” and, together with the Contribution, collectively with the other transactions contemplated by the BCA and the Ancillary Documents, the “Transactions”), and in connection therewith each issued and outstanding security of SPAC immediately prior to the SPAC Merger Effective Time shall be exchanged for a substantially equivalent security of Irish Holdco and following such exchange shall automatically be cancelled and shall no longer be outstanding and shall cease to exist, and (c) as a result of the Contribution and the SPAC Merger, each of the Company and SPAC shall become wholly-owned subsidiaries of Irish Holdco, and Irish Holdco shall become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Islands Companies Act and other applicable Law;

WHEREAS, the Board of Directors of the Company has (a) determined that the Transactions are advisable and fair to and in the best interests of the Company and its shareholders (the “Company Shareholders”), (b) approved the BCA, the Ancillary Documents and the Transactions, and (c) recommended the approval and the adoption by each of the Company Shareholders of the BCA, the Ancillary Documents and the Transactions; and

WHEREAS, as a condition to the willingness of SPAC to enter into the BCA, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by Holder thereunder, and the expenses and efforts to be undertaken by SPAC and the Company to consummate the Transactions, SPAC, the Company and Holder desire to enter into this Agreement in order for Holder to provide certain assurances to SPAC regarding the manner in which Holder is bound hereunder to vote any Company Ordinary Shares or other equity interests of the Company which Holder beneficially owns, holds or otherwise has voting power (or which Holder will beneficially own, hold, or otherwise have voting power after the date hereof) (the “Shares”) during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the BCA, the Ancillary Documents and the Transactions.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Covenant to Vote the Shares in Favor of Transactions. Holder agrees, with respect to all of the Shares, solely in Holder’s capacity as a Company Shareholder (and not, if applicable, in Holder’s capacity as an officer or director of the Company):

(a) during the Voting Period, at each meeting of the Company Shareholders or class or series thereof, and in each written consent or resolutions of any of the Company Shareholders in which Holder is entitled to vote or consent, Holder hereby unconditionally and irrevocably agrees to be present for any such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Shares (i) in favor of, the approval and adoption of the BCA, the Ancillary Documents, any amendments to the Company’s Organizational Documents, and all of the other Transactions (and any actions required in furtherance thereof), (ii) in favor of the other matters set forth in the BCA, and (iii) in opposition to: (A) any Acquisition Proposal or Alternative Transaction and any and all other proposals (x) for the acquisition of the Company, (y) that would reasonably be expected to delay or impair the ability of the Company to consummate the BCA, any Ancillary Documents or any of the Transactions, or (z) which are in competition with or materially inconsistent with the BCA or the Ancillary Documents; (B) other than as contemplated by the BCA, any material change in (x) the present capitalization of the Company or any amendment of the Company’s Organizational Documents or (y) the Company’s corporate structure or business; or (C) any other action or proposal involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Company’s obligations under the BCA not being fulfilled;

(b) to promptly execute and deliver all related documentation and take such other action in support of the BCA, any Ancillary Documents and any of the Transactions as shall reasonably be requested by the Company or SPAC in order to carry out the terms and provision of this Section 1, including (i) any actions by written consent of the Company Shareholders presented to Holder, and (ii) any applicable Ancillary Documents, customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents;

(c) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares owned by Holder or its Affiliates in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the Company and SPAC in connection with the BCA, the Ancillary Documents and any of the Transactions;

(d) except as contemplated by the BCA or the Ancillary Documents, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any capital shares of the Company in connection with any vote or other action with respect to the Transactions, other than to recommend that the Company Shareholders vote in favor of adoption of the BCA and the Transactions and any other proposal the approval of which is a condition to the obligations of the parties under the BCA (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1 of this Agreement); and

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law or any preemptive rights granted to the Holder under the Company’s Organizational Documents at any time with respect to the BCA, the Ancillary Documents and any of the Transactions.

2. Other Covenants.

(a) No Transfers. Holder agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without SPAC’s and the Company’s prior written consent (save in respect of a transfer of Shares for the purposes of effecting the Contribution or the Business Combination), (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Shares (provided, however, that Holder may transfer all or any of the Shares to one or more of its Affiliates so long as (i) SPAC receives written notice of such transfer at least five (5) Business Days prior to the effective date thereof, (ii) each of such Affiliates agrees to become a party to this Agreement and be subject to the terms hereof applicable to Holder pursuant to a joinder in form and substance reasonably acceptable to SPAC, and (iii) such transfer does not result in any impairment of Holder’s ability to satisfy its voting obligations hereunder); (B) grant any proxies or powers of attorney with respect to any or all of the Shares, except as provided for in this Agreement; (C) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the Company’s Organizational Documents, as in effect on the date hereof) with respect to any or all of the Shares; or (D) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Holder’s ability to perform its obligations under this Agreement. The Company hereby agrees, to the extent permitted by applicable Law, that it shall not permit any Transfer of the Shares in violation of this Agreement. Holder agrees with, and covenants to, SPAC and the Company that Holder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares during the term of this Agreement without the prior written consent of SPAC and the Company, and the Company hereby agrees that it shall not effect any such Transfer.

(b) Changes to Shares. In the event of an equity dividend or distribution, or any change in the capital shares of the Company by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, domestication, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. Holder agrees during the Voting Period to notify SPAC and the Company promptly in writing of the number and type of any additional Shares acquired by Holder, if any, after the date hereof.

(c) Compliance with this Agreement; Efforts. Holder agrees to not during the Voting Period take or agree or commit to take any action that would make any representation and warranty of Holder contained in this Agreement inaccurate in any material respect. Holder further agrees that it shall use its commercially reasonable efforts to cooperate with SPAC to effect the Transactions, the BCA, the Ancillary Documents and the provisions of this Agreement.

(d) Registration Statement. During the Voting Period, Holder agrees to provide to SPAC, the Company and their respective Representatives any information regarding Holder or the Shares that is reasonably requested by SPAC, the Company or their respective Representatives for inclusion in the Registration Statement.

(e) Publicity. Holder shall not issue any press release or otherwise make any public statements with respect to the Transactions or this Agreement without the prior written approval of the Company and SPAC, except as may be required by applicable Law, by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the request of any Governmental Authority, in which case, to the extent legally permitted, Holder will give SPAC a reasonable opportunity to review and comment upon such public statement, and Holder will consider such comments in good faith. Holder hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Holder’s identity and ownership of the Shares and the nature of Holder’s commitments and agreements under this Agreement, the BCA and any other Ancillary Documents.

3. Holder Voting. Holder agrees that, during the Voting Period, at any duly called meeting of shareholders of SPAC or in any written consent, Holder shall vote (or cause to be voted) all Shares owned beneficially or of record by Holder in favor of the approval and adoption of the BCA and the transactions contemplated thereby and against any proposal, action or agreement that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the consummation of the transactions contemplated by the BCA; provided, however, that Holder’s obligations under this Section 3 shall be subject to there not having occurred and be continuing a material breach by SPAC or the Company of their respective obligations under the BCA or the Ancillary Documents that remains uncured after any reasonable applicable notice and cure period. For the avoidance of doubt, Holder may not refuse to vote the Shares based solely on an alleged breach unless such breach is material and remains uncured.

4. Representations and Warranties of Holder. Holder hereby represents and warrants to SPAC and the Company as follows:

(a) Binding Agreement. Holder is of legal age to execute this Agreement and is legally competent to do so. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by Holder has been duly authorized by all necessary action on the part of Holder. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms. Holder understands and acknowledges that SPAC is entering into the BCA in reliance upon the execution and delivery of this Agreement by Holder.

(b) Ownership of Shares. As of the date hereof, Holder has beneficial ownership over the type and number of the Shares set forth under Holder’s name on the signature page hereto, is the lawful owner of such Shares, has the sole power to vote or cause to be voted such Shares, and has good and valid title to such Shares, free and clear of any and all Liens of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Company’s Organizational Documents, as in effect on the date hereof. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby pursuant to arrangements made by Holder. Except for the Shares set forth under Holder’s name on the signature page hereto, as of the date of this Agreement, Holder is not a beneficial owner or record holder of any: (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company or (iii) options, warrants or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company.

(c) No Conflicts. No filing with, or notification to, any Governmental Authority (except for filings, if any, under any securities Laws or the Irish Companies Law), and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Holder is a party or by which Holder or any of the Shares or its other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair Holder’s ability to perform its obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. Holder hereby covenants and agrees that, except for this Agreement, Holder (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its material obligations under this Agreement.

5. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of SPAC, the Company or Holder shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of SPAC, the Company and Holder, (ii) Closing (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Closing), and (iii) the date of termination of the BCA in accordance with its terms. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Section 4(a) shall survive the termination of this Agreement. In addition, in the event of any breach of this Agreement by Holder or the Company prior to or upon termination, (x) SPAC’s rights and remedies under this Agreement (including its rights under Section 4(j) (Specific Performance)) shall survive any termination of this Agreement and (y) the breaching party shall remain liable to SPAC for all damages, losses and expenses arising from or relating to such breach, notwithstanding such termination.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be assigned, transferred or delegated by Holder at any time without the prior written consent of SPAC and the Company, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio. Each of the Company and SPAC may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 4(d) arising out of, related to, or in connection with the BCA or any agreements or documents ancillary thereto, including but not limited to this Agreement, or the transactions contemplated thereby (a “Dispute”) shall be governed by this Section 4(d). A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. In addition, SPAC may, in its sole discretion, waive the Resolution Period by written notice to the other parties if the Dispute relates to a failure or threatened failure by Holder to perform its voting obligations under Section 1 of this Agreement, in which case any such Dispute may be submitted immediately to the AAA without the requirement of an amicable resolution period. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the other Ancillary Documents, the BCA and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Delaware. The language of the arbitration shall be English.

(e) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. Subject to Section 4(d), all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or federal court) (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 4(d), each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth or referred to in Section 4(h). Nothing in this Section 4(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(f).

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SPAC, to:	with copies (which shall not constitute notice) to:

Investcorp AI Acquisition Corp. 1200 N. Federal Hwy #200 Boca Raton, FL 33432, U.S.A. Attn: Vikas Mittal, Chief Executive Officer Telephone No.: 212-207-0090 E-mail: vik@meteoracapital.com	Edelman Legal Advisory 400 Rella Blvd, Suite 165 Suffern, NY 10901, U.S.A. Attn: Ari Edelman Telephone No.: (845) 533-3435 E-mail: ari@edelmanlegal.com

If to SPAC Merger Sub, to:	with a copy (which will not constitute notice) to:

Investcorp AI Acquisition Corp. 1200 N. Federal Hwy #200 Boca Raton, FL 33432, U.S.A. Attn: Vikas Mittal, Chief Executive Officer Telephone No.: 212-207-0090 E-mail: vik@meteoracapital.com	SPAC (at the address set forth above for SPAC, using the same copies for notices listed therein)

If to the Company, to:	with copies (which will not constitute notice) to:

Blue Finance Technology Holding Limited Attn: Oliver Larholt, Chief Executive Officer Telephone No.: +44 7956830335 E-mail: oliver.larholt@myfinanceclub.com	Bevilacqua PLLC 800 Connecticut Avenue, NW, Suite 300 Washington, DC 20006 Attn: Louis A. Bevilacqua, Esq. Telephone No.: (202) 869-0888 (ext. 100) E-mail: lou@bevilacquapllc.com

If to Holder, to: the address set forth under Holder’s name on the signature page hereto, with a copy (which will not constitute notice) to, if not the party sending the notice, each of the Company and SPAC (and each of their copies for notices hereunder).

(i) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of SPAC, the Company and the Holder; provided, however, that any right of SPAC under this Agreement may be waived by SPAC alone without the consent of the Company or Holder, and any right of the Company under this Agreement may be waived by the Company alone without the consent of SPAC or Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. Each of Holder and the Company acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such party, money damages will be inadequate and SPAC will have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder or the Company in accordance with their specific terms or were otherwise breached. Accordingly, SPAC shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder or the Company and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(l) Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

(m) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among Holder, the Company and SPAC, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Company Shareholders entering into voting agreements with the Company or SPAC. Holder is not affiliated with any other holder of securities of the Company entering into a voting agreement with the Company or SPAC in connection with the BCA and has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in SPAC any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

(n) Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(o) Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (i) Holder makes no agreement or understanding herein in any capacity other than in Holder’s capacity as a record holder and beneficial owner of the Shares, and not in Holder’s capacity as a director or officer of the Company or any of its Subsidiaries, if applicable, (ii) nothing herein will be construed to limit or affect any action or inaction by Holder or any Representative or Affiliate of Holder, as applicable, serving on the Board of Directors of the Company or any of its Subsidiaries, or as an officer of the Company or any of its Subsidiaries, acting in such person’s capacity as a director or officer of the Company or such Subsidiary (it being expressly understood and agreed that the foregoing clause (ii) shall not in any way limit, modify or excuse Holder from its obligations to vote the Shares in accordance with Section 1 of this Agreement, which obligations are made solely in Holder’s capacity as a shareholder and are not subject to any director or officer fiduciary duty exception), and (iii) no exercise of fiduciary duties or action or inaction taken in such capacity as a director or officer of the Company or any of its Subsidiaries shall be deemed to constitute a breach of this Agreement.

(p) Entire Agreement. This Agreement (together with the BCA to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the BCA or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of SPAC or the Company, or any of the obligations of Holder under any other agreement between Holder and either SPAC or the Company, respectively, or any certificate or instrument executed by Holder in favor of SPAC or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of SPAC or the Company or any of the obligations of Holder under this Agreement. This Agreement shall not be effective or binding upon Holder until such time as the BCA is executed by each of the parties thereto (other than, for the avoidance of doubt, SPAC Merger Sub).

(q) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Page Follows}

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

SPAC:

INVESTCORP AI ACQUISITION CORP.

By:
Name:
Title:

The Company:

BLUE FINANCE TECHNOLOGY HOLDING LIMITED

By:
Name:
Title:

{Additional Signature on the Following Page}

IN WITNESS WHEREOF, in addition to the signatures set forth above or in counterpart documents, the party below has executed this Voting Agreement as of the date first written above.

Holder:

Name of Holder:

By:
Name:
Title:

Number and Type of Shares:

__________ Company Ordinary Shares

Address for Notice:

Address:

Telephone No.:

Email:

Exhibit B

Form of Lock-Up Agreement

(See Attached)

CONFIDENTIAL

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of March 31, 2026, by and among (i) Beckwell One Limited, an Irish company limited by shares in the process of re-registration as a public limited company (together with its successors, “Irish Holdco”), (ii) Investcorp AI Acquisition Corp., a Cayman Islands exempted company limited by shares (“SPAC”), and (iii) the undersigned holder (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the BCA (as defined below).

WHEREAS, on or about the date hereof, (i) SPAC, (ii) Blue Finance Technology Holding Limited, an Irish company limited by shares (together with its successors, the “Company”), (iii) Oliver Larholt, in the capacity as the Seller Representative thereunder, (iv) Irish Holdco, and (v) Eaton One Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”) entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “BCA”), pursuant to which, among other matters, (a) the Company Shareholders shall contribute their Company Ordinary Shares to Irish Holdco in exchange for Irish Holdco Ordinary Shares (the “Contribution”), and in connection therewith (i) the Company Ordinary Shares so contributed shall be transferred to Irish Holdco free and clear of all Liens (other than Liens imposed under the Company’s Organizational Documents and applicable securities Laws), and (ii) as a result of the Contribution, the Company shall become a wholly-owned subsidiary of Irish Holdco, (b) after the consummation of the Contribution, Merger Sub shall, with effect from the SPAC Merger Effective Time, merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger” and, together with the Contribution, collectively with the other transactions contemplated by the BCA and the Ancillary Documents, the “Transactions”), and in connection therewith each issued and outstanding security of SPAC immediately prior to the SPAC Merger Effective Time shall be exchanged for a substantially equivalent security of Irish Holdco and following such exchange shall automatically be cancelled and shall no longer be outstanding and shall cease to exist, and (c) as a result of the Contribution and the SPAC Merger, each of the Company and SPAC shall become wholly-owned subsidiaries of Irish Holdco, and Irish Holdco shall become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Islands Companies Act and other applicable Law;

WHEREAS, Holder beneficially owns certain issued and outstanding equity securities of the Company; and

WHEREAS, in view of the valuable consideration to be received by Holder under the Share Contribution Agreement, HSC Agreement, and/or the BCA, as applicable, the parties desire to enter into this Agreement, pursuant to which the portion of the Contribution Consideration received by Holder pursuant to the Share Contribution Agreement, HSC Agreement, and/or the BCA, as applicable, along with any Earnout Shares to which the Holder may become entitled and are issued to Holder thereunder (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earliest of (x) twelve (12) months after the Closing(provided, however, that, beginning six (6) months after the Closing, Seller Representative may waive, release or modify the foregoing restrictions, in whole or in part, with respect to any Holder) (y) the date after the Closing on which Irish Holdco or its shareholders consummate a third-party tender offer, stock, sale, liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in holders of at least a majority of Irish Holdco Ordinary Shares having the right to exchange their equity holdings in Irish Holdco for cash, securities or other property; (i) lend, offer, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (IV) to Irish Holdco in accordance with the requirements of the BCA, or (V) required by virtue of applicable Irish law; provided that any transfer pursuant to clause (V) shall be subject to (1) Holder providing written notice to Irish Holdco and SPAC no less than five (5) Business Days prior to any such transfer, which notice shall identify the specific statutory provision or court order mandating the transfer, (2) prior written consent of the SPAC Representative (such consent not to be unreasonably withheld or delayed), and (3) the transferee executing and delivering to Irish Holdco, prior to the effectiveness of such transfer, a lock-up agreement in substantially the same form as this Agreement; provided, however, that in the of cases of clauses (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to Irish Holdco an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust or charitable organization for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, solely as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder in connection with a bona fide winding-up, liquidation or dissolution of Holder; provided that (1) Holder shall provide Irish Holdco with at least five (5) Business Days’ advance written notice prior to any such transfer, and (2) each such transferee shall, prior to any such transfer, execute and deliver to Irish Holdco a lock-up agreement in substantially the same form as this Agreement. Holder further agrees to execute such agreements as may be reasonably requested by Irish Holdco that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Irish Holdco shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Irish Holdco may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period. In addition to any other remedy available at law or in equity, in the event of any Prohibited Transfer (whether or not such transfer is capable of being unwound), Holder shall pay to Irish Holdco, as liquidated damages and not as a penalty, an amount equal to the greater of (i) any profit realized by Holder or such purported transferee in connection with such Prohibited Transfer and (ii) the fair market value of the Restricted Securities subject to such Prohibited Transfer as of the date of such transfer. The parties acknowledge that the damages resulting from a Prohibited Transfer would be difficult to ascertain and that the foregoing liquidated damages represent a reasonable estimate thereof.

(c) During the Lock-Up Period, each certificate or book entry evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF March 31, 2026, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), A CERTAIN REPRESENTATIVE OF THE ISSUER NAMED THEREIN AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of Irish Holdco with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the BCA.

2. Miscellaneous.

(a) Effective Date; Termination of BCA. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the BCA is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time. Irish Holdco and SPAC may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 2) arising out of, related to, or in connection with the BCA or any agreements or documents ancillary thereto, including but not limited to this Agreement, or the transactions contemplated thereby (a “Dispute”) shall be governed by this Section 2(d). A party must, in the first instance, provide written notice of any Dispute to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the

Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the other Ancillary Documents, the BCA and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Delaware. The language of the arbitration shall be English.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles thereof. Subject to Section 2(d), all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or federal court) (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 2(d), each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(i). Nothing in this Section 2(e) shall affect the right of any party to serve legal process in any other manner permitted by Law.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(F).

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Irish Holdco, to:	with copies (which will not constitute notice) to:

Beckwell One Limited [__] Attn: Oliver Larholt, Chief Executive Officer Telephone No.: +44 7956830335 E-mail: oliver.larholt@myfinanceclub.com	Bevilacqua PLLC 800 Connecticut Avenue, NW, Suite 300 Washington, DC 20006 Attn: Louis A. Bevilacqua, Esq. Telephone No.: (202) 869-0888 (ext. 100) E-mail: lou@bevilacquapllc.com

If to SPAC, to:	with copies (which will not constitute notice) to:

Investcorp AI Acquisition Corp. 1200 N. Federal Hwy #200 Boca Raton, FL 33432, U.S.A. Attn: Vikas Mittal, Chief Executive Officer Telephone No.: [__] E-mail: vik@meteoracapital.com	Edelman Legal Advisory 400 Rella Blvd, Suite 165 Suffern, NY 10901, U.S.A. Attn: Ari Edelman Telephone No.: (845) 533-3435 E-mail: ari@edelmanlegal.com

If to Holder, to: the address set forth under Holder’s name on the signature page hereto, with a copy (which will not constitute notice) to, if not the party sending the notice, each of the Company and SPAC (and each of their copies for notices hereunder).

(i) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Irish Holdco and the SPAC will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of Irish Holdco and the SPAC shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(l) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the BCA or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Irish Holdco, the SPAC or any of the obligations of Holder under any other agreement between Holder and Irish Holdco, or the SPAC or any certificate or instrument executed by Holder in favor of Irish Holdco, or the SPAC, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Irish Holdco, or the SPAC or any of the obligations of Holder under this Agreement.

(m) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Irish Holdco:

BECKWELL ONE LIMITED

By:
Name:
Title:

SPAC:

INVESTCORP AI ACQUISITION CORP.

By:
Name:
Title:

{Additional Signature on the Following Page}

IN WITNESS WHEREOF, in addition to the signatures set forth above or in counterpart documents, the party below has executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder:

By:
Name:
Title:

Address for Notice:

Address:

Telephone No.:

Email:

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